Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HEARTLAND PAYMENT SYSTEMS, INC.,
TITAN MERGER SUB, INC.,
TOUCHNET INFORMATION SYSTEMS, INC.
AND
TNSR, LLC, AS THE REPRESENTATIVE

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 29, 2014, by and among Heartland Payment Systems, Inc., a Delaware corporation (“Acquiror”); Titan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”); TouchNet Information Systems, Inc., a Kansas corporation (the “Company”); and TNSR, LLC, a Kansas limited liability company (the “Representative”).
WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Kansas and the State of Delaware;
WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interests of their respective companies and stockholders;
WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have approved and declared advisable the Merger upon the terms and conditions of this Agreement and in accordance with the KGCC and the DGCL (both as defined below) and other applicable law;
WHEREAS, the Company Stockholders (defined below) have unanimously approved the Merger upon the terms and conditions of this Agreement and in accordance with the KGCC and the DGCL and all of the Company Stockholders have executed and delivered to the Company and Acquiror, contemporaneously with the execution and delivery of this Agreement, a stockholder agreement substantially in the form attached hereto as Exhibit B (the “Stockholder Agreement”);
WHEREAS, the parties intend that the merger of Merger Sub with and into the Company on the terms and conditions hereinafter set forth, with the Company being the surviving corporation in the Merger and each share of Company Stock being purchased for the net consideration equal to Closing Cash Amount Per Share (plus the Subsequent Merger Consideration Payments), constitutes for federal, state and local income tax purposes a “qualified stock purchase” by Acquiror (as the “purchasing corporation”) of the stock of the Company (as the “target corporation”), all within the meaning of Section 338 of the Code, entitling Acquiror and the Company Stockholders to make an election under Section 338(h)(10) of the Code; and
WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:
1.DEFINITIONS.
1.1.    Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

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(a)    “Accounts Receivable” means the rights to payment for goods or services that are unpaid as reflected on the billing records of the Company.
(b)    “Adjustment Amount” means an amount, which may be a negative number, equal to Net Working Capital (as determined pursuant to Section 2.9) minus Estimated Net Working Capital.
(c)    “Affiliate” of a Person means any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person (with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or voting interests, by contract or otherwise).
(d)    “Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date.
(e)    “Balance Sheet Date” means May 31, 2014.
(f)    “Base Merger Consideration” means $375,000,000.00.
(g)    “Business” means the business of the Company as presently conducted and presently proposed to be conducted.
(h)    “Business Day” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in the State of Kansas are authorized or obligated by applicable Legal Requirements to be closed.
(i)    “Business Intellectual Property” means Intellectual Property that is owned, licensed, used, reproduced, published, modified, distributed, digitally transmitted, made, sold, offered for sale, or imported by the Company for the operation of the Business as currently conducted, including the Intellectual Property listed on Schedule 4.16(b). For avoidance of doubt, the Business Intellectual Property includes any Intellectual Property that is incorporated within any Company Product or Service.
(j)    “Closing Cash Amount Per Share” means the quotient obtained by dividing (i) an amount equal to the (A) the Base Merger Consideration, plus (B) the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, less (C) Purchase Price Adjustment Escrow Amount, less (D) the Indemnity Escrow Amount, less (E) the Special Escrow Amount, less (F) the Holdback Amount, less (G) the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, less (H) any Company Bonuses not paid by the Company prior to the Closing, less (I) any Company Debt not paid by the Company prior to the Closing, less (J) any Company Merger Expenses not paid by the Company prior to the Closing, by (ii) the Fully Diluted Company Stock.
(k)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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(l)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(m)    “Company Bonuses” means all liabilities of the Company to employees, directors and consultants that are paid or payable by the Company or its successors or assigns in connection with the Merger or otherwise outside the ordinary course of business consistent with past practice, including without limitation any severance, bonus or other payments due upon consummation of the Merger or upon termination of employment or service or any other event, before, upon or following the Merger or otherwise, including liabilities under the Deferred Compensation Plan and liabilities for any deferred compensation or bonus payments to the extent not taken into account in determining Net Working Capital, but for the avoidance of doubt excluding (i) liabilities for the payment of accrued wages or accrued and unused vacation time or paid time-off or for the reimbursement of any expenses incurred in the ordinary course of business consistent with past practice to the extent taken into account in determining Net Working Capital, (ii) liabilities incurred by Acquiror to Continuing Employees first accruing following the Closing, and (iii) liabilities described in Section 6.13.
(n)    “Company Debt” means the aggregate of the following: (i) any liability of the Company, excluding Company Merger Expenses (A) for borrowed money (including the current portion thereof), (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (C) long- or short-term obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (D) under any capitalized or synthetic leases, (E) under any financial hedging, swap or similar arrangements, (F) for the deferred purchase price of property or services represented by a note, earn-out or contingent purchase price; (G) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (H) secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien or mortgage; (I) evidenced by notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; and (J) for all interest, any premiums payable or any other costs, fees or charges (including prepayment penalties) on any instruments or obligations described in clauses (A) through (I) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of when such payoff occurs; and (ii) any liability described in clause (i) of other Persons that the Company has guaranteed, that is recourse to the Company or any of its assets, or that is otherwise the legal liability of the Company. Company Debt excludes trade payables and other similar Current Liabilities incurred in the ordinary course of business and taken into account in determining Net Working Capital.
(o)    “Company Merger Expenses” means all third party fees and expenses incurred by the Company in connection with the Merger, this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, and the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company).
(p)    “Company Stock” means collectively, the Voting Common Stock and Non-Voting Common Stock.
(q)    “Company Stockholders” means the holders of shares of Company Stock.

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(r)    “Confidentiality Agreement” means that certain agreement dated February 7, 2014, by and between the Company and Acquiror.
(s)    “Consultant” means an individual consultant who performs or has performed services for the Company whom the Company treats or treated as an independent contractor.
(t)    “Continuing Employees” means those employees of the Company immediately prior to the Effective Time who remain employees of the Surviving Corporation or become employees of Acquiror immediately following the Effective Time.
(u)    “Contract” means any legally binding contract, agreement, non-governmental license, sales and purchase orders, indenture, deed, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, joint venture, concession agreement, security interest, guaranty or any other binding commitment, arrangement, undertaking or other agreement, written or oral, including Real Property Leases.
(v)    “Critical Data” means any personally identifiable customer data protected by law, regulation or Contract to which the Company is a party.
(w)    “Current Assets” means all current assets of the Company, including cash and cash equivalents, Accounts Receivable (valued at an amount equal to their respective face values less the amount reserved (in accordance with past practices) for bad debt), inventory and prepaid expenses, but excluding (i) the portion of prepaid expense of which Acquiror will not receive the benefit following the Closing; (ii) deferred Tax assets; and (iii) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, all determined in accordance with GAAP (except as set forth on Schedule 4.15(a)) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
(x)    “Current Liabilities” means all current liabilities of the Company, including (i) all Company Debt not paid by the Company prior to the Closing, except to the extent subtracted from the aggregate Closing Cash Amount Per Share, (ii) all liabilities for Taxes for periods (or portions of periods) ending on or before the Effective Time (whether or not such Current Liabilities for Taxes would be then due and payable or shown as a liability in accordance with GAAP, except as set forth on Schedule 4.15(a)), (iii) any Company Bonuses not paid by the Company prior to the Closing, except to the extent subtracted from the aggregate Closing Cash Amount Per Share, and (iv) any Company Merger Expenses not paid by the Company prior to the Closing, except to the extent subtracted from the aggregate Closing Cash Amount Per Share, all determined in accordance with GAAP (except as set forth on Schedule 4.15(a)) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. For the avoidance of doubt, all liabilities for Taxes for periods (or portions of periods) ending on or before the Effective Time shall include, without limitation, (y) all liabilities of the Company for unpaid Taxes accruing during the period between the date of the Interim Financial Statements and the Effective Time, and (z) all Taxes of the Company in any way arising out of or resulting from the Section 338(h)(10) Election including, without limitation, Taxes on “net

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recognized built-in gain” (within the meaning of Section 1374 of the Code and corresponding provisions of state and local tax Legal Requirements), Taxes due by the Company arising out of or resulting from the inclusion in gross income as of the Closing Date of amounts of “deferred revenue” that have not been previously included in gross income of the Company for income Tax purposes under a “deferral method” of accounting for income Tax purposes, and state income withholding Taxes payable by the Company on behalf of non-resident shareholders of the Company, but specifically excluding 50% of the Transfer Taxes (if any).
(y)    “Deferred Compensation Plan” means the Company’s Deferred Compensation Stock Plan, effective as of January 1, 2008.
(z)    “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(aa)    “Dissenting Shares” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with the KGCC in connection with the Merger.
(bb)    “Effective Time” means 11:59 p.m. on the Closing Date.
(cc)    “Employee Plan” means any (i) employee benefit plan, agreement, arrangement or policy, whether or not subject to ERISA, including any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability, cafeteria or vacation plan, agreement, policy or arrangement; (ii) any equity or equity-based compensation plan or arrangement, including phantom stock plans; (iii) any bonus or incentive arrangement; and (iv) any severance or termination agreements, policies or arrangements that are not covered by ERISA; in each case, sponsored, maintained or contributed to or required to be maintained or contributed to by the Company or with respect to which the Company, has or may have an actual or contingent liability or obligation for the benefit of any current or former employee, director and/or independent contractor of the Company.
(dd)    “Enforceability Exceptions” means the exceptions or limitations to the enforceability of Contracts under principles of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirement affecting creditors’ rights and relief of debtors generally, and rules of law and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(ee)    “Environmental Legal Requirement” means any Legal Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the handling, storage, treatment or disposal of waste, including hazardous waste, and the handling, storage, manufacture, treatment or transportation of hazardous materials, or to the protection of public health and safety, or any other environmental matter (including the following statutes: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (vi) the Hazardous Materials Transportation Act; (vii) the Federal Insecticide, Fungicide and Rodenticide Act and (viii) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.).
(ff)    “ERISA” means Employee Retirement Income Security Act of 1974, as amended.

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(gg)    “Escrow Agent” means JPMorgan Chase Bank, N.A.
(hh)    “Financial Statements” means (A) the Company’s audited financial statements for each of its fiscal years ending December 31, 2011, December 31, 2012 and December 31, 2013 (including, in each case, balance sheets, statements of income and retained earnings, statements of cash flows and statements of changes in stockholders’ equity), (B) the Balance Sheet, (C) the Company’s unaudited statements of income and cash flows for the five month period ended May 31, 2014, and (D) the Interim Financial Statements, and any notes to the foregoing financial statements.
(ii)    “Fully-Diluted Company Stock” means the aggregate number of shares of Company Stock issued and outstanding immediately prior to the Effective Time excluding any shares of Company Stock owned by the Company and cancelled pursuant to Section 2.2(d).
(jj)    “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of any date of determination.
(kk)    “Governmental Authority” means any government or political subdivision, whether United States federal, state, commonwealth, territorial, local (including county or municipal), foreign governmental, supranational, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality, commission or other body, or any court, tribunal or arbitrator of any of the same or any other body exercising functions of any of the same.
(ll)    “Governmental Order” means any statute, rule, regulation, order, decree, judgment, writ, injunction, stipulation, award or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
(mm)    “Holdback Amount” means $500,000.00.
(nn)    “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
(oo)    “Independent Accountant” means Grant Thornton LLP.
(pp)    “Intellectual Property” means any (i) patents, patent disclosures and related improvements, (ii) trademarks, service marks, trade dress, logos, trade names, call letters, corporate names and second-level domain names, along with any associated goodwill, (iii) copyrights and copyrightable works, (iv) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, Software, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (v) registrations and applications to register any of the foregoing, if applicable, and (vi) rights to sue with respect to past and future infringements of any of the foregoing.
(qq)    “IRS” means the United States Internal Revenue Service.
(rr)    “KGCC” means the Kansas General Corporation Code, as amended.

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(ss)    “Knowledge of the Company,” “to the Company’s Knowledge,” and words of similar import shall mean the actual awareness of Daniel J. Toughey, Keith Grabill, John F. Murphy, Dean R. Vermeire, Terry Urness, Paul Knight, Heather Richmond, or Lisa Sawyer.
(tt)    “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.
(uu)    “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, subordination, non-disturbance and attornment agreements and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.
(vv)    “Legal Requirement” means, as in effect on any date of determination, applicable common law or any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable Governmental Order.
(ww)    “Licenses” means permits, licenses, variances, exemptions and approvals issued by any Governmental Authority.
(xx)    “Liens” means claims, liabilities, mortgages, security interests, liens, pledges, conditions, restrictions, rights of first refusal, options to purchase, charges, encumbrances or other security interest of any nature whatsoever.
(yy)    “Material Adverse Effect” means any event, condition, change, occurrence, development, circumstance, effect or state of facts (each, an “Effect”) that, individually or in the aggregate with any such other Effect, (i) prevents the Company from performing its obligations under this Agreement prior to the date specified in Section 10.1(d), or (ii) is materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Business, taken as a whole, except for any such Effect arising out of, resulting from or attributable to (A) the transactions contemplated by this Agreement or other actions required to be taken or not to be taken by this Agreement or taken with Acquiror’s written consent pursuant to this Agreement other than obtaining the Third Party Consents set forth on Schedule 8.1(d), (B) any federal, state, local or foreign governmental actions, including proposed or enacted legislation or regulatory changes, except to the extent such actions, changes or legislation disproportionately affect (relative to other participants in the industry in which the Company operates) the Business, (C) changes in GAAP, except to the extent such changes disproportionately affect (relative to other participants in the industry in which the Company operates) the Business, (D) changes to conditions generally applicable to the industry in which the Company operates, except to the extent such conditions disproportionately affect (relative to other participants in the industry in which the Company operates) the Business, (E) changes in conditions in the United States or global economy or capital, credit or financial markets generally, except to the extent such changes disproportionately affect (relative to other participants in the industry in which the Company operates) the Business, and (F) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing as of the date hereof.
(zz)    “Material Contract” means (A) any Material Customer Contract and (B) any other Contract which: (i) except for Contracts with the Company’s customers, provides for annual obligations on the part of the Company in excess of $75,000 individually, or more than $300,000 in

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the aggregate; (ii) contains noncompetition or customer non-solicitation covenants limiting the Company’s right to engage in any line of material business in any material geographic area or to compete with any Person in any material geographic area; (iii) is an employment, consulting (or other personal services by an independent contractor), sales, commissions, or severance Contract, including Contracts to employ executive officers and other Contracts with officers or directors of such Person, and including contracts by which an employee or consultant purports to assign to the Company any Intellectual Property; (iv) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, the Company; (v) is a Real Property Lease; (vi) is a lease or agreement under which the Company is a lessor of or permits any other Person to hold or operate any Leased Real Property or material Tangible Personal Property, owned or controlled by the Company; (vii) is a license or other agreement of the Company relating to the Company’s use of Intellectual Property material to the Business, except for any of the foregoing related to the use of generally available off-the-shelf computer software for which the Company’s actual or anticipated annual payment obligations are less than $10,000; (viii) is a collective bargaining agreement to which the Company is a party; (ix) is a joint venture or partnership agreement or a limited liability company operating agreement to which the Company is a party; (x) is a pension, profit sharing, option, employee stock purchase, stock appreciation right, phantom stock option or other plan of the Company providing for deferred or other compensation to employees or any other employee benefit plan, or any contract with any labor union; (xi) is a contract or agreement under which the Company has advanced or loaned, or agreed to advance or loan, any other Person in any amount; (xii) is a general power of attorney or other similar Contract of the Company; (xiii) is a Contract with any Affiliate of the Company, (xiv) evidences Company Debt or a guaranty of performance of another Person; (xv) except for Contracts with the Company’s customers, is a Contract with a Governmental Authority; (xvi) except for Contracts with the Company’s customers or Contracts entered into in the ordinary course of business, contains confidentiality covenants; (xvii) except for Contracts with the Company’s customers or Contracts entered into in the ordinary course of business, under which the Company has agreed to indemnify any person; (xviii) pursuant to which the Company agrees to purchase stock or all or a substantial portion of the assets of another Person; or (xix) under which the loss of such Contract as a result of termination or default would or would reasonably be expected to result in a Material Adverse Effect.
(aaa)    “Material Customer Contract” means Contracts with the Company’s top fifty (50) customers (based on revenues) for the year ended December 31, 2013.
(bbb)    “Net Working Capital” means as of the Effective Time (i) the Company’s Current Assets less (ii) the Company’s Current Liabilities. A sample calculation of Net Working Capital as if the Closing occurred on June 30, 2014 is attached as Exhibit C.
(ccc)    “Net Working Capital Target” means zero ($0).
(ddd)    “Non-Voting Common Stock” means the Non-Voting Common Stock, no par value, of the Company.
(eee)    “Open Source Materials” means all software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Affero General Public License (AGLP), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or any other license described by the Open Source Initiative as set forth on www.opensource.org.

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(fff)    “Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, stockholder agreements, certificate of limited partnership, partnership agreement, articles or certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.
(ggg)    “Parties” means each of the parties as set forth in the recitals, collectively, and “Party” means each of such parties, individually.
(hhh)    “Permitted Encumbrances” means, with respect to any property or assets of the Company, any of the following liens or encumbrances: (i) landlord’s liens and liens for current Taxes (excluding Transfer Taxes and Taxes of the Company in any way arising out of or resulting from the Section 338(h)(10) Election including, without limitation, Taxes on “net recognized built-in gain” (within the meaning of Section 1374 of the Code)), assessments and governmental charges not yet due and for which adequate reserves have been established in the Financial Statements, whether or not those liabilities are being contested; (ii) statutory liens or other encumbrances that are minor or technical defects in title; (iii) leased interests in property leased to third parties; (iv) restrictions set forth in any License from any Governmental Authority or applicable Legal Requirements relating thereto; (v) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a license, but only to the extent specifically set forth in writing in such lease or license, which has been provided or made available to Acquiror, (vi) zoning, building or similar restrictions relating to or affecting property; or (vii) liens listed on Schedule 1.1(hhh).
(iii)    “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
(jjj)    “Pro Rata Share” means, with respect to any Company Stockholder, the quotient obtained by dividing (i) the aggregate number of shares of Company Stock held by such Company Stockholder immediately prior to the Effective Time by (ii) the Fully-Diluted Company Stock.
(kkk)    “Software” means any and all (i) computer programs, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow−charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.
(lll)    “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar body.
(mmm)    “Tangible Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned or leased by the Company and used or held for use in the conduct of the Business.

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(nnn)    “Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, margin, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, privilege, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, and any liability for unclaimed, abandoned or escheated property, including any interest, penalty (including any penalty for failure to file a Tax Return) or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
(ooo)    “Taxable Period” means a taxable year or any other period of time which forms the basis on which periodic liability for Tax is determined under any applicable statute, rule or regulation.
(ppp)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any associated schedules, attachments or amendments.
(qqq)    “Transaction Documents” means this Agreement and any other agreement, document, instrument or certificate required to be executed and delivered pursuant to the terms of this Agreement.
(rrr)    “Transfer Tax” means any non-income Tax imposed on a Party hereto (or upon any representative of a Party hereto in their representative capacity) by any taxing jurisdiction by reason of the Closing that constitutes a stamp duty, sales, use or excise Tax, real estate transfer Tax, conveyance fee, recording charge or Tax, fee or charge of a similar nature, and including any interest, penalties or additions to Tax that become payable with respect to such Tax; provided, however, that the term “Transfer Tax” shall not include any non-income Tax that (i) accrued prior to the Closing with respect to the Company or its assets or operations, and (ii) is transferred to Acquiror by operation of applicable successor Tax liability Law as a result of the Closing.
(sss)    “Unclaimed Indemnity Escrow Amount” means, as of any date of determination, an amount equal to the Indemnity Escrow Amount, minus (i) the amount of the Indemnity Escrow Amount released to the Representative in accordance with Section 2.5(a) prior to such date of determination, (ii) any amount of the Indemnity Escrow Amount released to Acquiror in satisfaction of a claim by any Acquiror Indemnitee pursuant to Section 11.2, (iii) the amount of any outstanding and unpaid indemnification claim made pursuant to, and in compliance with, Section 11.2 (whether disputed or undisputed) (other than unpaid indemnification claims made pursuant to Section 11.2(a)(vii)) and (iv) if the Litigation has not been resolved by a final settlement agreement in compliance with Article 11 or pursuant to a final, non-appealable judgment of a court of competent jurisdiction and, in each case fully paid, as of such date, an amount equal to (A) the Litigation Cap, less (B) any amounts paid out of the Indemnity Escrow Fund related to indemnification claims made pursuant to Section 11.2(a)(vii).
(ttt)    “Voting Common Stock” means the Voting Common Stock, no par value, of the Company.
1.2.    Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

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Term	Section
Acquiror	Preamble
Acquiror Indemnitees	11.2(a)
Acquiror’s Cure Period	10.1(c)
Affidavit	3.2(a)
Agreement	Preamble
Antitrust Division	6.7
Appraisal	8.1(r)
Binding Form 8883	7.2(c)
Cap	11.2(c)
Certificate of Merger	Recitals
Claimant	11.4
Closing	3.1
Closing Date	3.1
Company	Preamble
Company Certificate	3.2(a)
Company Product	4.16(a)
Company Products and/or Services	4.16(a)
Company Service	4.16(a)
Company Indemnitees	11.3
Company Source Code	4.16(i)
Company’s Cure Period	10.1(b)
Deductible Amount	11.2(b)
Effect	1.1(yy)
Election Forms	7.2(b)
Employee	4.12(a)
Employment Agreements	6.6
Escrow Agreement	2.5(a)
Escrow Amount	2.5(c)
Escrow Fund	2.5(c)
Estimated Closing Balance Sheet	2.8
Estimated Closing Statement	2.8
Estimated Net Working Capital	2.8
Final Determination Date	2.9(a)
Final Income Tax Return	7.4

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Final Merger Consideration Allocation	7.2(c)
Final Report	2.9(a)
FTC	6.7
Fundamental Representations and Warranties	11.1
Indemnitor	11.4
Indemnity Escrow Amount	2.5(a)
Indemnity Escrow Fund	2.5(a)
Insurance Policies	4.17
Interim Financial Statements	6.8(b)
Internal Company Work	6.8(a)
Litigation	11.2(a)
Litigation Cap	11.2(c)
Litigation Side Letter	9.1(l)
Losses	11.2(a)
Merger	Recitals
Merger Sub	Preamble
Pre-Closing Tax Period	7.3
Proceeding	12.5
Purchase Price Adjustment Escrow Amount	2.5(b)
Purchase Price Adjustment Escrow Fund	2.5(b)
Real Property Leases	4.7
Registered Intellectual Property	4.16(b)
Representative	Preamble
Representative Certificate	9.1(e)
Representative Expenses	2.7(b)
Schedules Update	6.11
Section 338(h)(10) Election	7.2(a)
Seller Parties	12.15(b)
Special Escrow Amount	2.5(c)
Special Escrow Fund	2.5(c)
Special Indemnity Side Letter	9.1(m)
Spencer	12.15(a)
Stockholder Agreement	Recitals
Straddle Period	7.3
Subsequent Merger Consideration Payments	3.3
Survival Termination Date	11.1

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Surviving Corporation	Recitals
Surviving Corporation Indemnified Person	6.13(a)
Third Party Consents	4.4
Transaction Proposal	6.10
Unclaimed Amounts	2.4

2.    THE MERGER.
2.1.    Effects of the Merger. At and upon the Effective Time:
(a)    the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;
(b)    the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by the applicable provisions of the KGCC or other applicable law;
(c)    the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, until thereafter amended as provided by the applicable provisions of the KGCC or other applicable law;
(d)    the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;
(e)    the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the sole members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and
(f)    the Merger shall, from and after the Effective Time, have all of the effects set forth in this Agreement and the applicable provisions of the KGCC and other applicable law.
2.2.    Conversion of Shares.
(a)    Conversion of Merger Sub Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub common stock are so converted shall be the only shares of Company Stock that are issued and outstanding immediately after the Effective Time.

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(b)    Conversion of Company Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the Closing Cash Amount Per Share, which shall be paid in accordance with Section 3.2(a) and the amount of the Subsequent Merger Consideration Payments payable in respect of such share of Company Stock, which shall be paid in accordance with Section 3.3. The preceding provisions of this Section 2.2(b) are subject to the provisions of Section 2.2(c) (regarding rights of holders of Dissenting Shares). The amount of cash each holder of Company Stock is entitled to receive pursuant to the terms and conditions of this Section 2.2(b) for the Company Stock held by such holder shall be rounded to the nearest cent. The provisions of this Section 2.2(b) are intended to be for the benefit of, and shall be enforceable by, the Company Stockholders.
(c)    Dissenting Shares. At the Effective Time, all outstanding Company Stock shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Acquiror the cash amount to which the holder thereof is entitled pursuant to Section 2.2(b). If, in connection with the Merger, holders of Company Stock are entitled to appraisal or dissenters’ rights pursuant to the KGCC, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.2(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the KGCC. Each holder of Dissenting Shares who, pursuant to the KGCC, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the KGCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal or dissenters’ rights as to its shares of Company Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 2.2(b) in respect of such shares had such shares never been Dissenting Shares, and at Closing (or promptly thereafter) Acquiror shall issue and deliver to the holder thereof the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.2(b) with respect to such shares. The Company shall give Acquiror prompt notice (and in no event more than two (2) Business Days after receipt thereof) of any demand received by the Company for appraisal of Company Stock or notice of exercise of a Company Stockholder’s appraisal or dissenters’ rights, and Acquiror shall have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal or dissenters’ rights.
(d)    Cancellation of Company-Owned Stock. Notwithstanding Section 2.2(b), each share of Company Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
(e)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably

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adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(f)    Transfers. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or with its transfer agent of any Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.
2.3.    Withholding. Each of Acquiror, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from, or in respect of, payments made in connection with the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Legal Requirements relating to Taxes. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Acquiror, Merger Sub or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Company Stockholder in respect of which such deduction and withholding was made.
2.4.    Certain Duties and Responsibilities in connection with the Merger.  Subject to the provisions of Section 7.4 and Article 11, the Litigation Side Letter and the Special Indemnity Side Letter, Acquiror (or its designee) shall be responsible for and bear all costs and expenses associated with representing the Company and the Surviving Corporation following the Closing with respect to complying with all applicable Legal Requirements. Any Closing Cash Amount Per Share payable pursuant to Section 2.2(b) remaining unclaimed as of a date which is six (6) months following the Closing Date or any Subsequent Merger Consideration Payments remaining unclaimed as of the date which is six (6) months after the date such payment is determined in accordance with this Agreement (“Unclaimed Amounts”) shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation; provided, that the Surviving Corporation shall thereafter remain solely liable for the payment of any Unclaimed Amounts without interest to any holder of Company Stock after delivery of the items required by Section 3.2.
2.5.    Escrow.
(a)    At the Closing, Acquiror shall pay to the Escrow Agent, to be held as provided in this Agreement, the Litigation Side Letter, the Special Indemnity Side Letter and the escrow agreement among the Acquiror, the Representative and the Escrow Agent in the form of Exhibit E (the “Escrow Agreement”), to an escrow account (the “Indemnity Escrow Fund”) designated by the Escrow Agent an amount equal to $9,375,000.00 (the “Indemnity Escrow Amount”), which will be available solely to pay the valid indemnity claims of the Acquiror Indemnitees pursuant to Section 11.2 and the Special Indemnity Side Letter and the Litigation Side Letter and the Adjustment Amount pursuant to Section 2.9(e). The Unclaimed Indemnity Escrow Amount shall be released in full to the Representative on the Survival Termination Date, which shall be first used to pay any Representative Expenses in excess of the Holdback Amount as set forth in Section 2.7 and then paid to the Company Stockholders in proportion to their Pro Rata Shares. Any remaining Unclaimed Indemnity Escrow Amount that the Company Stockholders thereafter become entitled to receive under the terms of this Agreement and the Escrow Agreement shall thereafter be first used to pay any Representative Expenses in excess of the Holdback Amount as set forth in Section 2.7 and then paid to the Company Stockholders in proportion to their Pro Rata Shares.

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(b)    At the Closing, Acquiror shall pay to the Escrow Agent to be held as provided in this Agreement and the Escrow Agreement to an escrow account (the “Purchase Price Adjustment Escrow Fund”) designated by the Escrow Agent an amount equal to $1,000,000.00 (the “Purchase Price Adjustment Escrow Amount”), which will be available solely to pay any amount by which the Adjustment Amount is a negative number.
(c)    At the Closing, Acquiror shall pay to the Escrow Agent to be held as provided in this Agreement, the Special Indemnity Side Letter and the Escrow Agreement to an escrow account (the “Special Escrow Fund” and together with the Indemnity Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Fund”) designated by the Escrow Agent an amount equal to $3,800,000.00 (the “Special Escrow Amount” and together with the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”), which will be available solely to pay such amounts as set forth in the Special Indemnity Side Letter, and will be released on such terms as set forth in the Special Indemnity Side Letter.
(d)    Any fees owed to the Escrow Agent pursuant to the Escrow Agreement shall be paid by the Acquiror.
(e)    The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, the Special Indemnity Side Letter, the Litigation Side Letter and the Escrow Agreement.
2.6.    Holdback. The Holdback Amount shall be paid to and held by the Representative, on behalf of the Company Stockholders, to satisfy potential future obligations of the Company Stockholders to the Representative, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Section 2.7. The Holdback Amount shall be retained in whole or in part by the Representative for such time as the Representative shall determine in its sole discretion in accordance with the terms of this Agreement. Notwithstanding the foregoing sentence, any remaining portion of the Holdback Amount available for distribution to the Company Stockholders, if any, shall be paid by the Representative to the Company Stockholders no later than five (5) years after the Effective Time. Any amounts distributed from the Holdback Amount to the Company Stockholders shall be distributed to them by the Representative in proportion to their Pro Rata Shares. Neither Acquiror nor the Surviving Corporation shall have any obligation or responsibility with respect to the distribution of funds from the Holdback Amount, or interest in or claim to the Holdback Amount.
2.7.    Appointment of Representative.
(a)    By voting in favor of the Merger and adoption of this Agreement or participating in the conversion of Company Stock, each Company Stockholder approves the designation of and designates the Representative as the representative of the Company Stockholder and as the attorney-in-fact and agent for and on behalf of the Company Stockholder with respect to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications to or from Acquiror and object to, negotiate and resolve any calculation of Net Working Capital set forth in Section 2.9; (ii) give and receive notices and communications to or from Acquiror and object to, negotiate and resolve any indemnity claims set forth in Article 11, including with respect to the Litigation, the Litigation Side Letter and the Special Indemnity Side Letter; and (iii) take all actions necessary or appropriate in the judgment of the

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Representative for the accomplishment of the foregoing. The Company Stockholders shall be bound by all actions and decisions taken and consents and instructions given by the Representative in connection with this Agreement, and Acquiror shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement (including Section 11) and shall be entitled to rely conclusively on (without further evidence of any kind whatsoever), and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative on behalf of any Company Stockholder as being fully binding upon such Person. Any decision or action by the Representative hereunder, including any agreement between the Representative and Acquiror relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Stockholders and shall be final, binding and conclusive upon each such Person. No Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 2.7, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Person or by operation of law, whether by death or other event. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders. The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Pro Rata Shares upon not less than ten (10) days prior written notice to Acquiror, which notice shall specify the Person replacing the Representative, the effective date of such replacement and other information reasonably requested by Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his, her or its services. The Representative shall elect a manager to act on behalf on the Representative authorized to act on behalf of the Representative pursuant to its Organizational Documents and shall not change the manager or authorize additional officers to act on behalf of the Representative without prior notice to Acquiror and delivery of a new Representative Certificate. Acquiror shall be permitted to conclusively rely solely on the actions of the manager of the Representative as set forth in the most recently delivered Representative Certificate.
(b)    In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Company Stockholder shall severally (based on their Pro Rata Shares), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative (the “Representative Expenses”). If in excess of the Holdback Amount or otherwise not paid directly to the Representative by the Company Stockholders, the Representative Expenses may be recovered by the Representative from the Escrow Fund otherwise distributable to the Company Stockholders at the time such amounts are otherwise to be paid from the Escrow Fund pursuant to the terms hereof, and such recovery will be made from the Company Stockholders according to their respective Pro Rata Shares. Neither Acquiror nor the Surviving Corporation shall have any liability for the Representative Expenses.
2.8.    Estimated Closing Statement.
(a)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Estimated Closing Statement”) setting forth, in accordance with GAAP to the extent applicable (except as set forth on Schedule 4.15(a)):

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(i)    the Company’s good faith estimate of the balance sheet of Company as of the Closing Date (the “Estimated Closing Balance Sheet”);
(ii)     the Company’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”);
(iii)    the names and addresses of all the Company Stockholders;
(iv)    the number and kind of shares of Company Stock held of record by each Company Stockholder;
(v)    the calculation of the Fully-Diluted Company Stock;
(vi)    the Pro Rata Share of each Company Stockholder;
(vii)    the Company Debt not paid by the Company prior to the Closing;
(viii)    the Company Bonuses not paid by the Company prior to the Closing;
(ix)    the Company Merger Expenses not paid by the Company prior to the Closing;
(x)    the Closing Cash Amount Per Share; and
(xi)    the amount of cash payable to each Company Stockholder under Section 3.2(a) (and the amount of cash required to be deducted and withheld from such Persons for Taxes, if any).
(b)    The Parties agree that Acquiror and Merger Sub shall be entitled to rely on the calculations of the Closing Cash Amount Per Share and the amount of cash payable to each Company Stockholder under Section 3.2(a) as set forth on the Estimated Closing Statement and shall not be responsible for such calculations. As promptly as practicable, Acquiror shall identify any adjustments that Acquiror believes are required to the Estimated Closing Statement delivered by the Company. If the Company disputes any such adjustments, the Parties shall use reasonable best efforts to resolve such dispute, after which the Company shall re-deliver to Acquiror the Estimated Closing Statement with such adjustments as the Parties have agreed are appropriate. In the event the Parties are unable to resolve such dispute, the payments made pursuant to Section 3.2 shall be based on (i) the Company’s version of the Estimated Closing Statement if the difference in the aggregate Closing Cash Amount Per Share in the Company’s and Acquiror’s Estimated Closing Statement is less than $250,000; or (ii) if the difference in the aggregate Closing Cash Amount Per Share is $250,000 or more, either (A) at Acquiror’s election, the Company’s version of the Estimated Closing Statement or (B) either Acquiror’s version of the Estimated Closing Statement or the Company’s version of the Estimated Closing Statement, as determined by the Independent Accountant within ten (10) Business Days after Acquiror requests such a determination. Nothing in this Section 2.8(b) shall waive any rights or procedures set forth in Section 2.9.
2.9.    Post-Closing Working Capital Adjustment.
(a)    Within ninety (90) days after the Closing Date, Acquiror shall deliver to the Representative, acting on behalf of the Company Stockholders as set forth in this Agreement, a final

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calculation (the “Final Report”), showing in reasonable detail Acquiror’s good faith calculation of the Net Working Capital.  If the Representative does not respond within thirty (30) days after receipt of the Final Report, or agrees to the Final Report, the Final Report shall be deemed final and binding upon all parties to this Agreement and not subject to dispute or judicial review and the date that is the thirtieth (30th) day after Acquiror delivers the Final Report shall be the “Final Determination Date”). If the Representative disputes any matter or item set forth in the Final Report, the Representative may, within thirty (30) days after receipt of the Final Report, provide to Acquiror a written statement of such disputes.  The Representative and Acquiror shall use good faith efforts to jointly resolve such disputes within thirty (30) days after Acquiror’s receipt of the Representative’s written statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review and the date of such resolution shall be the Final Determination Date.  If the Representative and Acquiror cannot resolve such disputes to their mutual satisfaction within such thirty (30)-day period, the Representative and Acquiror shall, within the following ten (10) days, jointly engage the Independent Accountant to review the Final Report together with the Representative’s statement of disputes and any other relevant documents.  The Independent Accountant shall calculate the Net Working Capital and the other adjustments using the items included in the Final Report which are not disputed by Acquiror and the Representative and shall make its own determination of any item which is disputed by Acquiror and the Representative, but otherwise in accordance with the provisions of this Agreement; provided, however, in no event shall any such determination by the Independent Accountant be higher or lower than the respective amount therefor proposed by Acquiror and the Representative.  The determination of the Independent Accountant shall be accompanied by a certificate of the Independent Accountant that its determination was prepared in accordance with this Agreement with respect to such dispute.  The Independent Accountant shall report its conclusions as to such disputes and its determination of Net Working Capital based thereon pursuant to this Section 2.9 no later than thirty (30) days after it is engaged by the Representative and Acquiror, which determination shall be conclusive on all parties to this Agreement and not subject to further dispute or judicial review and the date the Independent Account reports its conclusions shall be the Final Determination Date.
(b)    One-half (1/2) of the fees and expenses of the Independent Accountant shall be paid by the Acquiror and the other one-half (1/2) of such fees and expenses shall be paid by the Representative on behalf of the Company Stockholders (pro rata in accordance with each Company Stockholder’s Pro Rata Share).
(c)    If the Adjustment Amount equals zero, the Parties shall promptly (but in any event within five (5) Business Days after the Final Determination Date) cause the Escrow Agent to deliver to the Company Stockholders, by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative, or in such other manner as Representative may direct, all funds remaining in the Purchase Price Adjustment Escrow Account, as set forth more fully in the Escrow Agreement.
(d)    If the Adjustment Amount is a positive number, promptly (but in any event within five (5) Business Days after the Final Determination Date) (i) Acquiror shall pay to the Company Stockholders, pro rata in accordance with each Company Stockholder’s Pro Rata Share, such Adjustment Amount, by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative to the Acquiror and (ii) the Parties shall cause the Escrow Agent to distribute to the Company Stockholders, pro rata in accordance with each Company Stockholder’s Pro Rata Share, all funds remaining in the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds to one or more accounts designated

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in writing by the Representative, or in such other manner as Representative may direct, as set forth more fully in the Escrow Agreement.
(e)    If the Adjustment Amount is a negative number, the Parties shall promptly (but in any event within five (5) Business Days after the Final Determination Date) cause the Escrow Agent to (i) pay to Acquiror solely from and only to the extent of the Purchase Price Adjustment Escrow Account the absolute value of such Adjustment Amount by wire transfer of immediately available United States funds to one or more accounts designated by the Acquiror to the Representative; provided, that if the Purchase Price Adjustment Escrow Amount is insufficient to pay the absolute value of such Adjustment Amount in full, the shortfall may, at Acquiror’s sole election, be paid from the Indemnity Escrow Account, to the extent funds are available therein, and (ii) distribute to the Company Stockholders, pro rata in accordance with each Company Stockholder’s Pro Rata Share, all funds remaining in the Purchase Price Adjustment Escrow Account, if any, following the payment set forth in the immediately preceding clause (i), by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative, or in such other manner as the Representative may direct, as set forth more fully in the Escrow Agreement. The Deductible Amount shall not apply to any amounts owed to Acquiror under this Section 2.9(e). To the extent the absolute value of the Adjustment Amount exceeds the Purchase Price Escrow Adjustment Escrow Account and any amount Acquiror elects to be paid from the Indemnity Escrow Amount, the Company Stockholders (pro rata in accordance with each Company Stockholder’s Pro Rata Share) shall promptly (but in any event within five (5) Business Days after the Final Determination Date) pay the difference to Acquiror by wire transfer of immediately available funds. Notwithstanding anything to the contrary herein, holders of Dissenting Shares shall not participate in the provisions of this Section 2.9 and shall not be entitled to receive any portion of the Holdback Amount or the amounts paid pursuant to Section 2.4, this Section 2.9 or Section 3.3.
(f)    Any payments made pursuant to Section 2.9 shall be treated as an adjustment to the Base Merger Consideration by the Parties for Tax purposes, unless otherwise required by law.
3.    THE CLOSING.
3.1.    Closing.  Subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article 8, the consummation of the Merger (the “Closing”) shall occur on the fifth (5th) Business Day after the date on which all of the conditions to Closing set forth in Sections 8.1 and 8.2, shall have been satisfied or are able to be satisfied at Closing or waived by the party entitled to benefit therefrom (the “Closing Date”).  The Closing shall take place via electronic exchange of signature pages at 10:00 a.m. local time or at such other location or time as the parties may agree.  Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of the Effective Time.
3.2.    Closing Transactions. Concurrently with the Closing:
(a)    in accordance with Section 2.2(b) and the Estimated Closing Statement, Acquiror shall pay to each Company Stockholder that has (i) delivered a letter of transmittal in the form attached hereto as Exhibit D, duly completed and validly executed in accordance with the instructions thereto, (ii) surrendered the certificate(s) evidencing the Company Stock (the “Company Certificate”) for cancellation (or if the Company Certificate has been lost, stolen or destroyed, delivery of an affidavit of such fact (the “Affidavit”)), and (iii) delivered any required Form W-9 or Form W-8, to Acquiror, an amount equal to the Closing Cash Amount Per Share multiplied by the number of shares of Company Stock represented by the tendered Company Certificate or Affidavit

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by wire transfer of immediately available United States funds to one or more bank accounts designated in the letter of transmittal;
(b)    Acquiror shall deposit the Holdback Amount with the Representative, by wire transfer of immediately available United States funds to one or more bank accounts designated by the Representative;
(c)    Acquiror shall deposit the Escrow Amount into the Escrow Fund by wire transfer of immediately available United States funds;
(d)    Acquiror shall pay the Company Debt not paid by the Company prior to the Closing pursuant to the Estimated Closing Statement;
(e)    Acquiror shall pay the Company Bonuses not paid by the Company prior to the Closing to the Company pursuant to the Estimated Closing Statement and the Company shall pay such Company Bonuses to the persons entitled thereto pursuant to the Estimated Closing Statement;
(f)    Acquiror shall pay the Company Merger Expenses not paid by the Company prior to the Closing pursuant to the Estimated Closing Statement; and
(g)    Acquiror, the Company, and the Representative (on behalf of the Company Stockholders) shall make such other deliveries as are required by Article 9.
3.3.    Payments to be Made Following the Closing. Any amounts payable to the Company Stockholders after the Closing pursuant to this Agreement, including pursuant to Section 2.9 and any distribution of the Escrow Amount (collectively, the “Subsequent Merger Consideration Payments”), shall be paid to the Company Stockholders in accordance with each such Company Stockholder’s Pro Rata Share.
4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Acquiror as follows:
4.1.    Organization; Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Company is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased, licensed or used by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has full corporate power and authority necessary to carry on the Business as currently conducted by the Company and to own and use the properties owned and used by it. A complete copy of the minute book and stock record books of the Company has been made available to Acquiror. At Closing, all of those books and records will be in the possession of the Company.
4.2.    Subsidiaries. The Company has no Subsidiaries and does not have any interest in any shares or ownership interests of any other Person.
4.3.    Authorization; Enforceability.
(a)    The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the performance by the Company of its obligations

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hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents by the Company or the Company’s consummation of the Merger or the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.
(b)    This Agreement has been (and each other Transaction Document to be executed by the Company at or prior to the Closing will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Acquiror and Merger Sub, constitutes (or will constitute upon its mutual execution) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(c)    The board of directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held, or by unanimous consent of all the directors in lieu of such a meeting, and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders; (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 17-6702(b) of the KGCC) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the KGCC; (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption; and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Company Stockholders.
(d)    The Company Stockholders, by resolutions duly adopted by unanimous vote at an annual or special meeting of Company Stockholders duly called and held, or by unanimous consent of the Company Stockholders in lieu of such a meeting, and not subsequently rescinded or modified in any way, have approved and voted for the adoption of the “agreement of merger” contained in this Agreement. The consent of the Company Stockholders obtained as of the date hereof is the only vote or consent of the holders of any class or series of the Company Stock required to approve and adopt this Agreement and the other Transaction Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.
4.4.    No Violation or Conflict.  Except for, and subject to the receipt of, the third party consents disclosed on Schedule 4.4 (the “Third Party Consents”) and the expiration of the applicable waiting periods under the HSR Act and the filing of the Certificate of Merger, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (with or without notice or lapse of time or both): (a) do not require any consent of, approval, permit from, declaration of or filing with, or notice to, any Governmental Authority; (b) do not conflict with, violate or result in a breach of any provision of the Company’s Organizational Documents; (c) do not violate, conflict with, or result in a breach of any Legal Requirement to which the Company or its assets or properties is bound; (d) do not conflict with, violate, constitute grounds for termination, modification, amendment or cancellation of, or loss of any benefits or rights under, result in a breach of, constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, require the consent of or notice to any Person or any other

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action under, or accelerate or permit the acceleration of any performance required by the terms of, or give rise to any obligation of the Company to make payment under, any (i) Material Contract, or (ii) Licenses; and (e) do not and will not result in the creation of any Liens upon the Company’s assets, other than Permitted Encumbrances, except, in the case of clause (c) of this Section 4.4, that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.5.    Capitalization. The authorized capital stock of the Company consists solely of 10,000,000 shares of Voting Common Stock and 90,000,000 shares of Non-Voting Common Stock. A total of 5,656,444 shares of Voting Common Stock and 50,907,996 shares of Non-Voting Common Stock are issued and outstanding as of the date of this Agreement. The numbers and kind of issued and outstanding shares of Company Stock held of record by each Company Stockholder as of the date of this Agreement are set forth on Schedule 4.5, and as of the Closing will be as set forth on the Estimated Closing Statement. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and are nonassessable. There are no stock appreciation rights, options, warrants, phantom stock, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire from the Company any shares of Company Stock or any securities or debt convertible into or exchangeable for Company Stock or obligating the Company to grant, extend or enter into any such stock appreciation right, option, warrant, phantom stock, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company’s Organizational Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights or other similar rights or other restrictions applicable to any outstanding equity securities of the Company. The Company is not a party to any stockholders agreements (other than the Stockholders Agreement), voting trust agreements, registration rights agreement or other Contract regarding the voting or disposition of any outstanding equity securities of the Company or the payment of dividends or otherwise applicable to any outstanding equity securities of the Company. Except as set forth in Schedule 4.5, no outstanding Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. At the Closing, there will be no declared or accrued unpaid dividends with respect to any shares of Company Stock. All shares of the Company’s capital stock have been issued in compliance with all Legal Requirements (including securities laws) and any preemptive rights, rights of first refusal or other requirements set forth in applicable Contracts in existence at the time such shares of capital stock were issued.
4.6.    Title to Properties.
(a)    The assets owned, leased or licensed by the Company constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
(b)    The Company owns good and valid title to, or holds pursuant to valid and enforceable leases for, all of the personal property set forth on Schedule 4.6(b), free and clear of all Liens, except for Permitted Encumbrances. All material tangible personal property owned by the Company in the aggregate is (i) in good working order and condition, ordinary wear and tear excepted, and (ii) adequate for the uses to which it is being put. The Company’s material tangible personal property is located only in the States of Kansas and Texas.
4.7.    Real Property. The Company does not own any real property. Schedule 4.7 lists all real property Leases to which the Company is a party (true and complete copies of which have been delivered to Acquiror) (all of such documents, the “Real Property Lease”). Since October 1990, the Company has occupied part or all of the Leased Real Property. Except as set forth in Schedule 4.7:

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(a)    such Real Property Lease is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other party thereto in accordance with its terms, subject to the Enforceability Exceptions;
(b)    the Company is not in breach of or default under such Real Property Lease, and to the Knowledge of the Company, the other party to the Real Property Lease is not in breach or default under such Real Property Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;
(c)    the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease;
(d)    the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;
(e)    termination or amendment of the Real Property Lease does not require the consent of any Person other than that of the Company and the other party to the Real Property Lease;
(f)    the Leased Real Property comprises all of the real property used in the Business;
(g)    the Company is not a party to any agreement or option to purchase any real property or interest therein;
(h)    the Company has no liabilities or surviving obligations from any previous occupancy of other premises or under previous leases;
(i)    the transactions contemplated by this Agreement do not require the consent of any other party (except for those Real Property Leases for which consents are obtained), will not result in a breach of or default under such Real Property Lease and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect; and
(j)    the Leased Real Property complies with all applicable Legal Requirements, including without limitation the Americans with Disabilities Act, as amended.
4.8.    Contracts.  Schedule 4.8 lists each of the Material Contracts.  The Company has made available to Acquiror true, correct and complete copies of all Material Contracts (including all modifications, amendments and supplements thereto and waivers by the Company and written waivers by the other party or parties thereto thereunder). All Material Contracts are in writing.  Except as set forth on Schedule 4.8, each Material Contract is in full force and effect (subject to expiration at the end of its current term) and is legal, valid, binding and enforceable upon the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions.  Except as disclosed on Schedule 4.8, the Company is in compliance in all material respects with, and not in material default under, the terms of each Material Contract, and to the Knowledge of the Company, each other party to each Material Contract is in compliance in all material respects with, and not in material default under, the terms of such Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To the Knowledge of the Company, no party has repudiated

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any material provision of any Material Contract. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Organizational Documents then in effect, any contract to which the Company was then a party and in compliance with Legal Requirements.
4.9.    Taxes.  Except as set forth on Schedule 4.9:
(a)    The Company has timely filed with the appropriate Taxing authorities all Tax Returns required to be so filed by it and all such Tax Returns were correct and complete in all material respects.
(b)    The Company has fully paid all Taxes (whether or not shown on any Tax Return) due and payable with respect to the Business and its assets or operations.
(c)    The Balance Sheet reflects all liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Balance Sheet Date. The Company has no liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business after such date and which will be disclosed on the Interim Financial Statements, to the extent arising before the date thereof.
(d)    There is (i) no claim for Taxes being asserted against the Company, (ii) no Lien against the assets of the Company for Taxes other than liens for Taxes not yet due and payable and for which adequate reserves have been recorded on the Balance Sheet, (iii) no pending or, to the Knowledge of the Company, threatened audit of, or Tax controversy associated with, any Tax Return or Tax liability of the Company, (iv) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (v) no agreement to any extension of time for filing any Tax Return which has not been filed. Except as set forth on Schedule 4.9(d), there is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter (other than authorizations to contact Tax Return preparers that are an integral part of Tax Returns previously filed by the Company). No claim has been made relative to any particular Tax, since January 1, 2004 by a Tax authority in a jurisdiction where the Company does not file Tax Returns for such a Tax, that the Company is or may be subject to such Tax in that jurisdiction. The Company does not have a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it conducted business operations that have exposed, or as such business operations currently are conducted by the Company will expose, it to the Taxing jurisdiction of a foreign country (absent a change after the Closing Date in the applicable Legal Requirements or enforcement position of such foreign country). The Company (i) has not “participated in or cooperated with an international boycott” (within the meaning of Section 999 of the Code) and (ii) has satisfied all of its reporting obligations under Section 999 of the Code.
(e)    For all periods through and including the Effective Time, the Company (i) has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes with respect to all amounts paid or owing to, or income allocable to, any employee, independent contractor, Company Stockholder, creditor or other third party; (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and paid over to the proper Tax authorities (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal

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Requirements (including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant federal and state income and employment Tax withholding Legal Requirements); and (iii) has timely filed all withholding Tax Returns. All Persons that have provided services to the Company and have been classified by the Company as independent contractors for purposes of Tax Legal Requirements and Legal Requirements applicable to employee benefits have been properly so classified.
(f)    The Company is not a party to any Tax allocation or sharing agreement, nor does it have any liability for the Taxes of any Person as a transferee or successor, by Contract, or otherwise.
(g)    The Company is exempt from the provisions of Sections 280G and 4999 of the Code by virtue of it being a small business corporation. The Company has not entered into any Contract, plan or arrangement covering any employee, independent contractor or other provider of services to the Company that, individually or collectively, could reasonably be expected to give rise to a payment after Closing, in the event of a change in control of the Company after Closing or change in the ownership of a substantial portion of the assets of the Company after Closing, that would not be deductible by the Company by reason of Section 280G of the Code.
(h)    The Company has made a valid election under Section 1361 et seq. of the Code to be an “S corporation” (Subchapter S corporation) for federal income Tax purposes effective as of January 1, 2007. The Company has been an “S corporation” since January 1, 2007 and will be an “S corporation” up to and including the Closing Date. The Company has been an “S corporation” for federal income Tax purposes, and for state income Tax purposes in all states that permit comparable flow-through income Tax treatment for state purposes (whether or not the state requires a separate state election), since January 1, 2007 and will be an “S corporation” in such jurisdictions up to and including the Closing Date. No actions or omissions have been committed by the Company, the Company Stockholders or otherwise to cause the Company to cease to so qualify as an “S corporation.” The Company Stockholders are (i) eligible to join Acquiror in making a Section 338(h)(10) Election with respect to the Company and the purchase and sale of the Company Stock resulting from the Merger, and (ii) all of the “S corporation shareholders” who must consent to the Section 338(h)(10) Election on IRS Form 8023 as described in Treasury Regulations Section 1.338(h)(10)-1(c)(3). The Company has not, since January 1, 2007, acquired assets from a C corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.
(i)    Schedule 4.9 identifies all Tax Returns of the Company or taxable periods with respect to the Company that have been audited or examined by a Taxing authority since December 31, 2008. The Company has delivered to or made available to Acquiror correct and complete copies of all Tax Returns filed by the Company, and all Tax examination reports and statements of deficiencies assessed against or agreed to by the Company, for all taxable periods beginning after December 31, 2010. The Company has provided or made available to Acquiror correct and complete copies of (i) the Company’s election to be taxed as an “S corporation” for federal income tax purposes effective January 1, 2007, (ii) the written shareholder consents with respect to such election, and (iii) the Company’s correspondence with the IRS in connection with such election.
(j)    The Company (i) is not, and has never been, a party to any joint venture, partnership or other Contract that was treated, or should have been treated, as a partnership for income Tax purposes and (ii) has never owned an interest in an entity that either was or is treated as an entity

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disregarded as separate from its owner for federal Tax purposes or is an entity to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
(k)    The Company has not received a written ruling from or entered into a written Contract (including, but not limited to, a “closing agreement” within the meaning of Section 7121 of the Code) with any Governmental Authority relating to any Taxes, which ruling or Contract could have a continuing effect with respect to any Tax Return or Tax position of the Company for any taxable period ending after the Closing Date. The Company has not participated in a “Tax amnesty” or similar program offered by any Tax authority to avoid the assessment of any Tax.
(l)    Absent a change after the date hereof in applicable Legal Requirements or the enforcement position of any Taxing jurisdiction, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provisions of state, local or foreign Tax Legal Requirements) executed on or prior to the Closing Date, (iii) open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.
(m)    No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 (and corresponding provisions of state, local and foreign Tax Legal Requirements), (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code (and corresponding provisions of state, local and foreign Tax Legal Requirements), or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code (and corresponding provisions of state, local and foreign Tax Legal Requirements).
(n)    The Company is not a party to any Contract under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.
(o)    The Company has not claimed any deduction under Section 162 of the Code with respect to the costs of performance associated with the “deferred revenue” or “unearned revenue” of the Company.
4.10.    Claims and Legal Actions.  Schedule 4.10 sets forth each instance in which the Company or its properties or assets (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any Governmental Authority or any arbitrator, which if adversely determined would or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such action, suit, proceeding, hearing or investigation. Except as identified on Schedule 4.10, and other than the Litigation, nothing set forth on Schedule 4.10 would or would reasonably be expected to have a Material Adverse Effect.
4.11.    Compliance with Laws.
(a)    Except as set forth on Schedule 4.11, the ownership, leasing, and licensing and use of the material assets of the Company, including, without limitation, the Business Intellectual

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Property, as they are currently owned, leased, licensed and used, and the conduct of the Business as it is currently conducted, since July 29, 2010 has complied and is now complying in all material respects with all applicable Legal Requirements. Since July 29, 2010, the Company has not received any written notice of the material violation of any Legal Requirement by the Company.
(b)    Notwithstanding anything to the contrary stated in Section 4.11(a), the Company is, and has been at all previous times, in compliance with all laws and regulations concerning export controls; participation in third country boycotts, international economic or financial sanctions; and bribery or anti-corruption, administered or enforced by the United States Government or any other relevant authority.
4.12.    Employees and Consultants.
(a)    Schedule 4.12(a) lists all of the employees and all of the Consultants of the Company engaged in the operation of the Business, including the names and positions of each such employee or Consultant, the location(s) to which they reported for work, the hourly wage or other compensation information, bonus opportunity and accrued vacation for such employees, their respective dates of hire and whether they are classified as an employee or a Consultant. Each employee set forth on Schedule 4.12(a) who is employed by the Company immediately prior to the Closing and each additional employee who is hired to perform services for the Company following the date hereof and prior to the Closing shall be referred to herein as an “Employee” and, collectively, as the “Employees.”
(b)    Except as disclosed on Schedule 4.12(b), the employment of all Employees is terminable at will by the Company without any penalty or severance obligation incurred by the Company. All Consultants were properly characterized as such in accordance with applicable Legal Requirements.
(c)    Except as set forth on Schedule 4.12(c), there is not pending or, to the Knowledge of the Company, threatened in writing against the Company, any labor dispute, strike or work stoppage that affects or interferes with the operation of the Company, and to the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to Employees. The Company has not experienced any strike, work stoppage or other similar significant labor difficulties within the twenty-four (24) months preceding the date of this Agreement.
(d)    Except as set forth on Schedule 4.12(d) hereto, (i) the Company is not, and for the past five (5) years, has not been, a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers any Employees or former Employees, (ii) the Company has not agreed to recognize any union or other collective bargaining unit with respect to any Employees, and (iii) to the Knowledge of the Company, no union or other collective bargaining unit has been certified as representing any Employees.
(e)    Except as set forth on Schedule 4.12(e), there are no pending or, to the Knowledge of the Company, threatened in writing, litigation, lawsuits, proceedings, complaints, claims, disputes, investigations or charges relating to any alleged violation of any Legal Requirement pertaining to labor relations, wages, compensation, equal employment opportunity or employment (including employment characterization) matters or practices relating to any Employees or former Employees, nor any Consultant or former Consultant.

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4.13.    Employee Benefits.
(a)    List of Benefit Plans.  All of the Employee Plans are listed on Schedule 4.13(a).  Except as disclosed on Schedule 4.13(a), the Company does not sponsor, maintain or contribute to or have any obligation to maintain or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any Employee Plan. The Company has made available to Acquiror a true, current and complete copy of (i) each Employee Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Employee Plan that not been reduced to writing, a summary of all material terms of the Employee Plan, as amended and in effect; and (iii) for each Employee Plan, the following (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Employee Plan for which a Form 5500 is required to be filed, the three most recently filed Forms 5500; (D) for any Employee Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent IRS determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.
(b)    Compliance.  Except as disclosed on Schedule 4.13(b), (i) each Employee Plan has been established and operated in compliance with its own terms and in material compliance with the requirements of ERISA and the Code, (ii) there exists no suit or claim pending, or to the Knowledge of the Company, threatened in writing with respect to any Employee Plan (other than routine claims for benefits in the ordinary course), and (iii) all required contributions to or in respect of each Employee Plan have been timely made.
(c)    Liabilities.  Except as disclosed on Schedule 4.13(c), to the Knowledge of the Company, with respect to each Employee Plan, there does not currently exist any condition or event, and no condition or event is reasonably expected to occur, that could subject, directly or indirectly, Acquiror or the Company to any material liability, contingent or otherwise, or to the imposition of any Liens on the assets of the Company under ERISA or the Code.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has a determination letter application pending with the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.  No Employee Plan is subject to Title IV of ERISA or is a “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.
(d)    Additional Payments. Except as disclosed on Schedule 4.13(d), the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any Employee to any payment from the Company, (ii) increase the amount of compensation due to any Employee from the Company, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit to be paid to any Employee by the Company, (iv) result in any “parachute payment” from the Company under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered, or (v) result in the triggering or imposition of any restriction or limitations on the right of the Company to amend or terminate any Employee Plan.
(e)    Post-Retirement Benefits.  Except as disclosed on Schedule 4.13(e), the Company has no obligation to provide benefits, including death or medical benefits (whether or not insured)

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with respect to any Employee or former Employee beyond his or her retirement or other termination of service other than (i) coverage under COBRA, or (ii) disability benefits under any employee welfare plan that have been fully provided for by insurance.
(f)    409A Plans. Except as set forth on Schedule 4.13(f), the Company does not have or maintain any nonqualified deferred compensation plans subject to Section 409A of the Code, or any nonqualified plans that are “grandfathered” from Section 409A of the Code. With respect to any nonqualified deferred compensation plan identified on Schedule 4.13(f) that is a “grandfathered” plan, such plan has not been materially modified (as defined in Section 409A of the Code and the regulations thereunder) since the Plan’s inception in a manner that would cause the plan to become subject to Section 409A. With respect to any nonqualified deferred compensation plan identified on Schedule 4.13(f) that is subject to Section 409A: (i) such plan has been operated and administered in compliance with Section 409A of the Code since the plan’s inception (or since the plan first became subject to Section 409A, if later), and (ii) the Company has no obligations to any employee or other person with respect to such plan, or any agreement or arrangement thereunder, which might be subject to an excise tax under Section 409A of the Code.
4.14.    Environmental Matters. Except as set forth on Schedule 4.14: (a) the Company has obtained and possesses all material permits, licenses and other authorizations required under Environmental Legal Requirements with respect to the operation of its business and occupancy of any of its facilities and a list of all such permits, licenses and other authorizations is set forth on Schedule 4.14; (b) the Company is in compliance with all material terms and conditions of such permits, licenses and authorizations, and is also in material compliance with all other Environmental Legal Requirements, as applicable, or any written notice or demand letter issued, entered, promulgated or approved thereunder; (c) the Company has not received any written or oral notice of violations or liabilities arising under Environmental Legal Requirements, including any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under Environmental Legal Requirements, the subject of which is unresolved and which would have a Material Adverse Effect; (d) neither the Company nor its predecessors (if any) has disposed of, arranged for or permitted the disposal of, manufactured, or released any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to any Lease, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Legal Requirements, except that the Company has used de minimus amounts of those hazardous substances used in a typical office setting, all of such use having been in compliance with all Environmental Legal Requirements; (e) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Legal Requirements; (f) to the Knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its predecessors, if any, will give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Legal Requirements or give rise to any other liabilities pursuant to Environmental Legal Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage; and (g) the Company has delivered to Acquiror all environmental audits, reports, and other material environmental documents relating to its or its predecessors’ (if any) past or current properties, facilities or operations that are in its possession, custody or under its reasonable control.
4.15.    Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities.

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(a)    Attached to Schedule 4.15(a) are true and complete copies of the Financial Statements.  The Financial Statements have been prepared from, and are in accordance in all material respects with, the books and records of the Company.  Except as set forth on Schedule 4.15(a), the Financial Statements including the footnotes thereto: (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (ii) fairly present in all material respects the financial position of the Business and the results of operations and cash flows of the Business, in each case, as of the date thereof and for the periods presented therein (subject, in the case of Interim Financial Statements and the Balance Sheet, to the absence of footnotes and normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount). The Financial Statements are based on the books and records of the Company as of the respective dates they were prepared and the results of operations of the Company for the periods indicated.
(b)    Except as set forth in Schedule 4.15(b), from the Balance Sheet Date, to the date hereof, there has not been any Material Adverse Effect and there has been no event, occurrence or circumstance that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15(b), and except as expressly contemplated by this Agreement, from the Balance Sheet Date, to the date hereof, the Company has not:
(i)    borrowed any material amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under Contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course working capital requirements and liabilities under this Agreement);
(ii)    mortgaged, pledged or subjected to any Lien any portion of its assets in excess of $300,000, except Permitted Encumbrances;
(iii)    sold, assigned or transferred any portion of its tangible assets in excess of $300,000;
(iv)    sold, assigned or transferred any material Business Intellectual Property;
(v)    suffered damage to any portion of its assets (whether or not covered by insurance) having a replacement cost in excess of $300,000 for any single loss;
(vi)    issued, sold, transferred or split any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(vii)    made any material capital investment in, or any material loan to, any other Person;
(viii)    declared, set aside or paid any dividend or made any distribution with respect to its capital stock (other than dividends in cash) or except for repurchases of Common Stock from former employees pursuant to agreements in effect on the date hereof, redeemed, purchased or otherwise acquired any of its capital stock;

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(ix)    made any material capital expenditures or commitments therefor, except in the ordinary course of business;
(x)    made any loan to, or entered into any other transaction with, any of its directors or officers;
(xi)    made any material change in its Tax reporting or accounting methods, principles or practices (including Tax accounting methods and tax elections), except as required by concurrent changes in GAAP;
(xii)    made any material revaluation of any of its assets, including writing off notes or any Accounts Receivable outside the ordinary course of business;
(xiii)    entered into any severance or termination agreement with any officer or director;
(xiv)    hired any employees or Consultants outside the ordinary course of business;
(xv)    entered into or terminated any employment contract (or modification of an existing employment contract or contract with an existing employee for any additional compensation) with payments exceeding $50,000 per year, or any collective bargaining agreement;
(xvi)    entered into any transaction or Contract or incurred any obligation or liability involving expenditures in excess of $200,000 in the aggregate;
(xvii)    cancelled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $300,000 or amended, cancelled, terminated, relinquished, waived or released any Contract or right involving expenditures in excess of $300,000 in the aggregate;
(xviii)    instituted or settled any legal proceedings in which equitable relief was sought or in which claimed damages exceeded $300,000;
(xix)    received any notice of termination, acceleration or cancellation of any Material Contract;
(xx)    accelerated, terminated or cancelled any Material Contract;
(xxi)    delayed or postponed payment of accounts payable or other liabilities outside the ordinary course of business;
(xxii)    adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of officers, directors or employees;
(xxiii)    except for the Merger, adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

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(xxiv)    purchased, leased or otherwise acquired the right to own, use, license or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease or license, per annum) or $300,000 in the aggregate (in the case of a lease or license, for the entire term of the lease or license, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(xxv)    acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business of any Person;
(xxvi)    failed to operate and preserve the Business in the ordinary course of business consistent with past practices;
(xxvii)    entered into a new line of business or abandoned or discontinued an existing line of business;
(xxviii)    except with respect to the Merger, made or authorized any change in the Company’s Organizational Documents; or
(xxix)    committed to do any of the foregoing, or taken or failed to take any action or omission that would result in any of the foregoing.
(c)    Except as set forth on Schedule 4.15(c), the Company has no material liabilities, commitments or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, matured or unmatured, which would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities:  (i) which are reflected or reserved for on the Balance Sheet, or (ii) which are included in the calculation of Net Working Capital.
4.16.    Intellectual Property.
(a)    Schedule 4.16(a) sets forth a complete list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold or distributed by or on behalf of the Company and each product and service currently under development by the Company, other than updates of the Company’s current products (each, a “Company Product”) and services (each, “Company Service”) (collectively, “Company Products and/or Services”). Company Products and Company Services include, respectively, all prior versions of the products and services offered or provided by the Company during the six (6) years preceding the Closing Date. Other than the Company Products and Company Services, the Company has not provided or offered any products or services during the six (6) years preceding the Closing Date.
(b)    Schedule 4.16(b) contains a complete and accurate list of (i) all registrations made by or on behalf of the Company of any Intellectual Property, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries; and (ii) all pending applications, registrations, filings and other formal written governmental actions made or taken by the Company to secure, perfect or protect its interest in any Intellectual Property, including the Business Intellectual Property, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, in each case indicating the status of all such patents, patent applications, trademark applications and registrations, copyright applications and

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registrations, domain name registrations, or other registrations or applications (including the applicable application number, filing number or registration number, the jurisdiction in which such filing was made, and the date of filing or issuance). All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights (collectively, “Registered Intellectual Property”) held by the Company are subsisting, and to the Company’s Knowledge valid and enforceable, and the Company is the sole record owner thereof. Except as stated in Schedule 4.16(b), (i) there are no actions that must be taken by the Company within one hundred twenty (120) days following the Closing Date of this Agreement for the purposes of maintaining, preserving or renewing any such patents or registrations or avoiding the abandonment of pending applications relating to any Registered Intellectual Property, and (ii) to the extent provided for by, and in accordance with, Legal Requirements, the Company has recorded in a timely manner each assignment of Intellectual Property assigned to the Company with the relevant governmental authorities and registrars, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, the applicable domain name registrar and their respective successors and counterparts in other jurisdictions, as the case may be.
(c)    Schedule 4.16(c) sets forth an accurate and complete list of all of the following Contracts: (i) license(s) governing use of any and all third party components that are incorporated within, bundled with or otherwise provided (or to which remote or electronic access is provided) as part of any Company Product or Service; (ii) all other agreements in which the Company is a licensee of Intellectual Property material to the Business, including Software (other than licenses to unmodified, mass−marketed Software applications with a total fee of less than $10,000 in the aggregate for any such license or group of related licenses); (iii) all Contracts in which the Company is a licensor of Intellectual Property (including customer Contracts that are Material Contracts, but excluding customer Contracts that are not Material Contracts), and (iv) all other Material Contracts relating to the Company’s rights in or use of material Intellectual Property. No Person is entitled to an accounting of or proceeds from any material Business Intellectual Property, and no consent of any Person is required for the Company’s use of any material Business Intellectual Property, nor is the consent or participation of any Person required for the Company’s enforcement of any Business Intellectual Property in which Company holds an ownership interest.
(d)    Except as set forth in Schedule 4.16(d), the Company owns and possesses all right, title and interest in and to or is validly licensed or otherwise has the right to use, all Business Intellectual Property that is material to the Business taken as a whole as currently conducted, free and clear of all Liens or any other restrictions or limitations regarding use or disclosure and other than pursuant to the Contracts set forth in Schedule 4.16(c). The Business Intellectual Property constitutes all Intellectual Property that is necessary or material for the conduct of the Business as currently conducted. The Company exclusively owns any Software code that was developed on a custom basis for any Customer that has been incorporated into any Company Product or Service. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any material Business Intellectual Property. Except as set forth on Schedule 4.16(d), there is no pending or, to the Knowledge of the Company, threatened, claim or dispute regarding the ownership of, or use by, the Company of any Intellectual Property.
(e)    To the extent that any of the material Business Intellectual Property owned by the Company has been developed, created or enhanced independently or jointly by any Person other than the Company, the Company has a written contract with such Person with respect thereto and has obtained an assignment sufficient to transfer ownership of such Business Intellectual Property therein. Without limiting the foregoing, the Company has entered into written agreements with all

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of its contractors and employees, to the extent that any of the foregoing have developed, created or modified material Business Intellectual Property, or had access to the Company’s material confidential information, (i) assigning ownership to the Company of all Business Intellectual Property created, developed or modified by (A) such employees within the scope of their employment and related to the business or (B) such contractors engaged by the Company and used in or related to the business of the Company; and (ii) requiring such employees and contractors to maintain the confidentiality of all such information. All of the Company’s material Software code that was developed, created or enhanced by any employee of the Company was developed, created or enhanced within the scope of such employee’s employment duties to the Company. Schedule 4.16(e) sets forth a list of all Contracts with contractors relating to the development, creation or enhancement of any material Business Intellectual Property, identifying in each instance the Persons having executed such Contracts, the date of the Contract, and the relevant Company Product or Service or other Business Intellectual Property to which each such Person contributed developments, modifications or enhancements.
(f)    Neither this Agreement nor the transactions contemplated by this Agreement, will result in any of the following: (i) the Company granting to any third party any ownership, right, or option, to or with respect to any material Business Intellectual Property owned by, or licensed to, the Company, (ii) the Company being bound by, or subject to, any non−compete or other material restriction on the operation or scope of the Business or (iii) the Company being obligated to pay any material royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by it.
(g)    (i) The use of the Business Intellectual Property in connection with the operation of the Business as currently conducted does not, and during the immediately prior six (6) years did not, materially infringe, violate, misappropriate or otherwise conflict with the Intellectual Property rights of any Person and (ii) no material claim is pending or, to the Knowledge of the Company, has been threatened in writing during the immediately prior six (6) years with respect to the use of the Business Intellectual Property in connection with the operation of the Business, except, in either case, (i) or (ii), as set forth on Schedule 4.16(g).
(h)    To the Knowledge of the Company, (i) none of the Business Intellectual Property owned by the Company is being, or has been materially infringed or misappropriated, nor (ii) is such Business Intellectual Property being materially used or available for use by any Person other than the Company, except, in either case, (i) or (ii), as set forth on Schedule 4.16(h).
(i)    None of the source code contained in any Company Product or Service, which source code is material to the Business taken as a whole as currently conducted (collectively, “Company Source Code”), has been disclosed (i) by the Company, except to its employees or advisers or pursuant to written non−disclosure agreements requiring that such parties maintain the confidentiality of such source code, or, (ii) to the Knowledge of the Company, by any other Person except as authorized by the Company under a non−disclosure agreement listed in Schedule 4.16(i). The Company has not provided or licensed, and it has no duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party, nor has Company authorized any Person to provide or license Company Source Code to any third party.
(j)    Except as set forth on Schedule 4.16(j), no Company Product or Service is subject to any obligation or condition under any Contract, such as, by way of example, the GNU General Public License, GNU Lesser General Public License, the Affero General Public License, or Mozilla

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Public License that (i) could require or condition the use or distribution of any Software contained in any Company Product or Service on the disclosure, licensing or distribution of any source code for any portion of the Business Intellectual Property, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, distribute, charge for or set the terms and conditions for licensing of, any Software contained in any Company Product or Service. Except as set forth on Schedule 4.16(j), The Company is in compliance with all license agreements pertaining to use and distribution of Open Source Materials. Schedule 4.16(j) sets forth a list of all Open Source Materials incorporated within, bundled with or otherwise provided (or to which remote or electronic access is provided) as part of any Company Product or Service, in each case identifying the product name and version, the license applicable thereto, and, if applicable, the Company Product or Service with which the Open Source Materials are used or distributed.
(k)    Except as set forth in Schedule 4.16(k), the Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Business Intellectual Property owned by the Company.
(l)    None of the Company Products or Services, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device; (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to Company or any third party.
(m)    Except as set forth on Schedule 4.16(m), no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Business Intellectual Property that is owned or purported to be owned by the Company, and except for rights granted to customers who are Governmental Authorities, which rights are materially consistent with rights granted to other customers, no Governmental Authority, university, college or other educational institution or research center has any claim or right in or to any Business Intellectual Property that is owned or purported to be owned by the Company.
(n)    The Company maintains and enforces policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all legal obligations to its customers and under applicable Legal Requirements. The transactions contemplated by this Agreement will not violate or breach any privacy policy applicable to the Company. The Company has taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of the material trade secrets of the Company. To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s confidential and proprietary data used in the business of the Company.
(o)    To the Knowledge of the Company, no Company Product or Service contains a material defect in design or manufacture, such that the failure of the Company to correct or remedy such defect would give rise to a Material Adverse Effect, provided that, for purposes of the foregoing, the mere absence of a feature or function within a Company Product or Service shall not be considered a defect unless either Company has represented the inclusion of such feature or function in applicable specifications for the Company Product or Service or such feature or function is a required by

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applicable Legal Requirements as of the Closing Date, or, to the Knowledge of the Company, within 90 days following the Closing Date.
4.17.    Insurance.  Schedule 4.17 lists the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company is, or in the past three (3) years has been, a party, a named insured or otherwise the beneficiary of coverage: the name, address and telephone number of the agent, the insurer, the policyholder, the name of each covered insured, the policy number and period of coverage, the amount of and nature of coverage, the risk insured against and a description of any retroactive premium adjustments or other loss-sharing arrangements. Each of the insurance policies currently maintained by the Company (the “Insurance Policies”) is in full force and effect and all premiums due thereon on have been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each Insurance Policy. True and complete copies of the Insurance Policies have been made available to Acquiror.  None of such insurance policies have been subject to any lapse in coverage. The Company has not been refused or denied renewal of any insurance coverage or received any written correspondence thereof. The Company has not received any notice of termination, premium increase or reduction of coverage with respect to any of the Insurance Policies and except as set forth on Schedule 4.17, there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
4.18.    Transactions with Affiliates.  Except as disclosed on Schedule 4.18, none of the Company, the Company Stockholders nor any of the Company’s directors, officers or employees is involved in any business arrangement or relationship with the Company (other than as a stockholder, director, officer or employee in the ordinary course of business), and except as set forth on Schedule 4.18, none of the Company, the Company Stockholders or any of the Company’s directors, officers or employees owns any asset, tangible or intangible, that is used in connection with the Business, other than personal electronic devices owned by individuals such as computers, cell phones and similar devices.
4.19.    No Broker.  Except as set forth on Schedule 4.19, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated by this Agreement or is entitled to any payment in connection herewith or therewith.
4.20.    Banking Relationships. Schedule 4.20 sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), and (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto.
4.21.    Customers. No customer has accounted for more than five percent (5%) of the revenues of the Company in any of the prior three (3) fiscal years. The customer revenue breakdown and customer revenue by state attached as Schedule 4.21 is accurate in all material respects.
4.22.    Accounts Receivable. Schedule 4.22 sets forth a list of all Accounts Receivable of the Company existing as of the date of this Agreement, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days. Except as set forth on Schedule 4.22, each Account Receivable reflected on the Balance Sheet, the Estimated Closing Balance Sheet or Schedule 4.22 and each Account Receivable arising after the date thereof (a) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business of the Business, enforceable in accordance

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with its terms, free and clear of all Liens, and (b) are fully collectible, net of any reserve for uncollectible accounts shown on the Financial Statements.
4.23.    Product or Service Warranties. Each Company Product or Company Service has been in material conformity with all express and implied warranties, and the Company does not have any material liability (and to the Knowledge of the Company, there is no basis for any present or future legal proceeding, charge, compliant, claim or demand against any of them giving rise to any material liability) in connection therewith. No such Company Product or Company Service is subject to any guaranty, warranty or other indemnity beyond the terms and conditions set forth in the applicable customer Contracts.
4.24.    Powers of Attorney. Except as set forth on Schedule 4.24, there are no outstanding powers of attorney executed on behalf of the Company.
4.25.    Licenses. Schedule 4.25 lists all current Licenses issued to the Company, including the names of the Licenses and their respective dates of issuance and expiration. All Licenses required for the Company to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Licenses have been paid in full. Except as set forth on Schedule 4.25, no registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the Licenses listed on Schedule 4.25 and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any License set forth on Schedule 4.25.
4.26.    Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4, OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED BY THE REPRESENTATIVE PURSUANT TO THIS AGREEMENT, INCLUDING THE OTHER TRANSACTION DOCUMENTS, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, ANY WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS OF ANY OF ITS ASSETS OR PROPERTIES FOR A PARTICULAR PURPOSE OR WITH RESPECT TO ANY PROJECTIONS OR FUTURE PERFORMANCE OF THE BUSINESS OR THE COMPANY.
5.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to each Company Stockholder as follows:
5.1.    Organization, Standing and Authority.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business as a foreign corporation in all jurisdictions where qualification is required. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business as a foreign corporation in all jurisdictions where qualification is required.  Each of Acquiror and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by each such party hereunder.
5.2.    Authorization and Binding Obligation.  The execution and delivery by each of Acquiror and Merger Sub of this Agreement and the other Transaction Documents to which each of them is a party, the performance by each of Acquiror and Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of each such party.  This Agreement has been

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duly executed and delivered by each of Acquiror and Merger Sub, and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, this Agreement constitutes a valid and legally binding obligation of each of Acquiror and Merger Sub, enforceable against each such party in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
5.3.    No Violation or Conflict.  Subject to the expiration of the applicable waiting periods under the HSR Act, the execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub will not: (a) require the consent, approval, permit or authorization of, or declaration to or filing with any Governmental Authority, or any other third party;  (b) violate the certificate of incorporation or bylaws of each such party; (c) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any Governmental Authority binding on each such party or its assets or properties; or (d) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require the consent of any Person under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which either Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, in all such cases, such that either Acquiror or Merger Sub could not perform hereunder and consummate the Merger.
5.4.    Availability of Funds.  Acquiror will have available at the Closing sufficient funds to enable it to consummate the Merger and make payment of the Closing Cash Amount Per Share and the other payments contemplated by this Agreement.
5.5.    Solvency; Surviving Corporation After the Merger. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, Acquiror will (a) be able to pay its debts as they come due; (b) not have unreasonably small capital to consummate the transactions contemplated by this Agreement; and (c) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of all contingent liabilities). In connection with the transactions contemplated hereby, neither Acquiror nor Merger Sub has incurred, nor plans to incur, debts beyond their ability to pay as such debts become absolute and matured.
5.6.    No Broker.  Except as set forth on Schedule 5.56, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of either Acquiror or Merger Sub in connection with this Agreement or the transactions contemplated by this Agreement or is entitled to any payment in connection herewith or therewith.
6.    COVENANTS OF THE PARTIES.
6.1.    Conduct of the Business.
(a)    From the date hereof until the Closing Date, the Company shall conduct its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company in all material respects, (i) unless Acquiror shall have consented in writing (which consent will not be unreasonably withheld or delayed) or (ii) as otherwise contemplated hereby; provided, however, that (x) no action by the Company with respect to matters specifically addressed by any other provision of this Section 6.1 shall be deemed a breach of this Section 6.1(a), unless such action would constitute a breach of one

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or more of such other provisions and (y) the Company's failure to take any action prohibited by Section 6.1(b) and to which the Acquiror has refused to consent shall not be a breach of this Section 6.1(a).
(b)    From the date hereof until the Closing Date, except as set forth on Schedule 6.1, as otherwise expressly permitted by this Agreement, or as consented to in writing by Acquiror (which consent will not be unreasonably withheld or delayed), the Company shall not:
(i)    borrow any material amount or incur any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under Contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course working capital requirements and liabilities under this Agreement);
(ii)    issue, sell or deliver any shares of its capital stock, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;
(iii)    effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;
(iv)    amend its articles of incorporation or bylaws;
(v)    make any redemption or purchase of any shares of its capital stock (other than with respect to the repurchase of shares of Common Stock from former employees of the Company pursuant to existing agreements or pursuant to the Articles of Incorporation);
(vi)    sell, assign or transfer any portion of its tangible assets in excess of $200,000;
(vii)    make any capital investment in, or any loan to, any other Person in excess of $200,000;
(viii)    make any capital expenditures or commitments therefore in excess of $200,000;
(ix)    make any loan to, or enter into any other material transaction with, any of its directors, officers and employees;
(x)    grant any severance or termination pay to any officer or director in excess of $50,000 or adopt any new severance plan;
(xi)    make any change in its Tax or accounting methods, principles or practices, except as required by concurrent changes in GAAP;
(xii)    enter into any Contract for the purchase of real property or to lease property;
(xiii)    cancel any debts owed to or claims held by the Company other than in the ordinary course of business;

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(xiv)    except as otherwise provided in the Special Indemnity Side Letter, prepare, file or amend any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and in any such case shall act only consistent with applicable Legal Requirements;
(xv)    agree to settle any legal proceedings that would subject the Company to injunctive or other equitable relief;
(xvi)    take any of the actions described in Sections 4.15(b)(ii), (iv), (x), (xii), (xiv), (xv), (xvi), (xx) through (xxviii); or
(xvii)    agree, in writing or otherwise, to take any of the actions described in this Section 6.1.
6.2.    Access to Information.  Subject to the Confidentiality Agreement and this Section 6.2, the Company shall allow Acquiror and its authorized representatives reasonable access upon reasonable advance notice and at Acquiror’s expense during normal business hours to the Company and its properties, equipment, books, records, Licenses, Contracts, documents and key personnel for the purpose of inspection, and the Company shall provide reasonable assistance to Acquiror in contacting its vendors, customers, Employees (subject to Section 6.5 hereof) or any other party reasonably requested by Acquiror, it being understood that the rights of Acquiror hereunder shall not be exercised in such a manner as to unreasonably interfere with the operations of the Company’s Business; provided, however, that Acquiror shall not contact any vendor, customer or Employee (subject to Section 6.5 hereof) without reasonable prior notice to the Company and the opportunity for the Company to participate in any related discussions or meetings. From and after the Closing, Acquiror, the Surviving Corporation and the Representative shall afford to each other, and their respective counsel, accountants and other authorized agents and representatives, including any Party’s appraiser of the assets of the Company, during normal business hours reasonable access to the employees, books, records and other data relating to the Company and the Business in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such Party or Person or its Affiliates, (b) for the preparation of Tax Returns and audits, (c) the determination of the Net Working Capital, and (d) such other matters as may be reasonably necessary for the operation of the Business following Closing.  Except pursuant to a reasonable document retention policy, neither Acquiror, the Surviving Corporation nor the Representative shall dispose of, alter or destroy any such materials without giving forty-five (45) days’ prior written notice to the other Party so that such Party may, at its expense, examine, make copies or take possession of such materials.  The primary point of contact of the Representative for any post-Closing access by Acquiror or the Surviving Corporation shall be Bradley S. Berger and the primary point of contact of Acquiror or the Surviving Corporation for any post-Closing access by Representative shall be the Chief Legal Officer of Acquiror; provided that either Representative or Acquiror or the Surviving Corporation may change such designation by written notice (which may come in the form of an email) to the other Party’s primary point of contact.
6.3.    Consents.  The Company and Acquiror shall use their commercially reasonable efforts to obtain any and all Third Party Consents or approvals under all Material Contracts and Licenses required in connection with the consummation of the transactions hereunder; provided, however, that neither the Company nor Acquiror shall be required to pay or incur any cost or expense to obtain any Third Party Consent

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or approval that it is not otherwise required to pay or incur in accordance with the terms of the applicable Material Contract or License, except for usual and customary legal fees and expenses.
6.4.    Expenses.  Except as specifically provided herein, including in Schedule 6.4, each Party shall pay its or their own expenses incurred in connection with the authorization, preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, including all fees and expenses of its counsel, accountants, agents and other representatives. Acquiror shall be responsible for the fees arising in connection with the filings described in Section 6.7.
6.5.    Payment of Deferred Compensation Awards. In connection with the payment of Company Bonuses at Closing pursuant to Section 3.2, the Company shall (a) pay to each active Participant (as such term is defined in the Deferred Compensation Plan), an amount equal to such Participant’s entire Valuation Date Balance (as such term is defined in the Deferred Compensation Plan), less amounts required to be withheld by the Company for Taxes (if any); and (b) pay to each Inactive Participant (as such term is defined in the Deferred Compensation Plan), an amount equal to all outstanding amounts owed by the Company to such Participant under the Deferred Compensation Plan, less amounts required to be withheld by the Company for Taxes (if any).
6.6.    Employee Matters. Prior to Closing, the Company, without the prior written consent of Acquiror, shall not change the compensation or benefits of any Employees, other than in the ordinary course of business consistent with past practice. Effective as of the Closing Date, Acquiror shall cause the Surviving Corporation to enter into Employment Agreements with Daniel J. Toughey, Keith Grabill, John F. Murphy, Dean R. Vermeire, Terry Urness, Paul Knight, Heather Richmond, and Lisa Sawyer in substantially the form of Exhibits F-1 through F-8 (collectively, the “Employment Agreements”).
6.7.    HSR Act Filing.  As soon as practicable after the execution of this Agreement, but in any event no later than fifteen (15) Business Days after such execution (subject to extension for a period of up to an additional fifteen (15) Business Days, if reasonably necessary for a party to complete its notification and report if not filed by the expiration of such fifteen (15) Business Day period), the Parties will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act.  The Parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information or documentation, will use commercially reasonable efforts to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters and will use commercially reasonable efforts to obtain an early termination of the applicable waiting period.  The Parties shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding anything in this Agreement to the contrary, if any formal administrative or judicial action or proceeding is instituted by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters challenging any transaction contemplated by this Agreement, it is expressly understood and agreed that neither the Company nor Acquiror shall have any obligation to litigate or contest any such formal administrative or judicial action or proceeding, whether temporary, preliminary or permanent. Nothing in this Section 6.7 shall require, or be construed to require, Acquiror or any of its Affiliates to agree to (a) sell, hold, divest, discontinue or limit, before or after the Closing, any assets, businesses or interests of Acquiror, the Surviving Corporation or any of their respective Affiliates; (b) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and

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adversely impact the economic or business benefits to Acquiror of the transactions contemplated by this Agreement; or (c) any material modifications or waiver of the terms and conditions of this Agreement.
6.8.    Financial Statements.
(a)    At least five (5) Business Days prior to Closing, the Company shall deliver to Acquiror the items described in Schedule 6.8 (the “Internal Company Work”).
(b)    From the date hereof until the Closing, the Company shall, at its expense, prepare and deliver to Acquiror the balance sheets of the Company and the related statements of income and cash flows of the Company (the “Interim Financial Statements”) for the month ended June 30, 2014, and for each month thereafter, within twenty-five (25) days after the end of each such month if such month is the end of a calendar-quarter and otherwise within thirty (30) days after the end of each such month.  The Interim Financial Statements delivered pursuant to this Section 6.8 shall be in accordance with the representations and warranties in Section 4.15.   The Company shall use commercially reasonable efforts to cooperate with and assist Acquiror and Acquiror’s accountants, at Acquiror’s expense, with Acquiror’s preparation of any financial statements of the Company required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules of the Securities Exchange Commission promulgated thereunder.
6.9.    Benefit Arrangements.
(a)    Until December 31, 2014, Acquiror will cause the Surviving Corporation to provide to each of the Continuing Employees annual base salary and base wages and target bonus opportunities that are at least as favorable as such annual base salary and base wages and target bonus opportunities provided to such Continuing Employee immediately prior to the Closing Date. Until December 31, 2014, or such longer period of time as is required by applicable Legal Requirements, Acquiror will cause the Surviving Corporation to continue to maintain employee benefits for each of the Continuing Employees which are at least as favorable as those employee benefit plans, programs, arrangements and policies provided to such Continuing Employees immediately prior to the Closing Date; provided, that nothing in this sentence shall require Acquiror, the Company or the Surviving Corporation to continue any specific employee benefit plans during such period.
(b)    To the extent permitted by applicable Legal Requirements, Acquiror will, and will cause the Surviving Corporation to, credit service rendered by the Continuing Employees prior to the Closing for all purposes (including for purposes of participation, coverage, vesting and level of benefits) under all employee benefit plans, programs, policies and arrangements of the Surviving Corporation from and after the Closing to the same extent as such service was taken into account under corresponding plans of the Company for such purposes. Without limiting the foregoing, Acquiror shall use commercially reasonable efforts to provide that the Continuing Employees will (and with respect to insurance arrangements with third parties, Acquiror will provide, or cause any third party insurance provider to provide, that the Continuing Employees will) not be subject to any pre-existing condition or other limitation under any health or welfare plans of the Surviving Corporation for any condition for which such Continuing Employee would have been entitled to coverage under the corresponding plan of the Company in which such Continuing Employee participated immediately prior to the Closing, all to the extent permitted by applicable Legal Requirements. To the extent permitted by applicable Legal Requirements, Acquiror will cause such

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Continuing Employees to be given credit under such plans for co-payments and other out-of-pocket expenses made, and deductibles satisfied, for the plan year in which the Closing occurs.
(c)    This Section 6.9 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.9. In no event shall the terms of this Section 6.9 be deemed to (i) establish, amend or modify any employee benefit plan sponsored by the Company or the Surviving Corporation; (ii) alter or limit the ability of Acquiror or the Surviving Corporation, to amend, modify or terminate any of the Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing, subject to the terms thereof; or (iii) confer upon any current or former employee or other service provider of the Company, any right to employment or service or continued employment or continued service with Acquiror or the Surviving Corporation, or constitute or create an employment or agreement with, or modify the at-will status of, any employee or other service provider.
6.10.    No Shopping.  During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall not, directly or indirectly, through any officer, director, employee, representative, Affiliate or agent (a) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, share exchange, sale of substantial assets, sale of common stock or other equity interests (including by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”), (b) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Transaction Proposal, or (c) agree to approve or recommend any Transaction Proposal.  The Company shall notify Acquiror within forty-eight (48) hours after receipt by the Company of any Transaction Proposal or any request for nonpublic information in connection with a Transaction Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, a Transaction Proposal. The Company shall, and shall cause the Company’s officers, directors, employees, representatives, Affiliates or agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror or its Affiliates) conducted heretofore with respect to any Transaction Proposal.
6.11.    Updated Schedules.  Not less than five (5) days prior to Closing, the Company shall deliver to Acquiror an update to the Schedules to this Agreement to take into account changes occurring between the date hereof and the Closing (the “Schedules Update”). The Schedules Update shall be disregarded for purposes of evaluating whether the condition set forth in Section 8.1(a) has been satisfied. Notwithstanding any provision in this Agreement to the contrary, unless Acquiror is permitted to and provides the Company with a termination notice (which notice may only be delivered if Acquiror is entitled to terminate the Agreement pursuant to Section 10.1(b)), at the Effective Time the Schedules shall be deemed to be updated by the Schedules Update for purposes of Section 11.2(a)(i). In the event that the information set forth in the Schedules Update does not trigger such termination right, then the Schedules Update shall not be given effect for any purpose.
6.12.    Notification of Certain Matters.  Until the Closing, each Party shall promptly notify the other Parties in writing (a) if it becomes aware of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that (i) has resulted in, or could reasonably be expected to result in, Section 8 becoming incapable of being satisfied, or (ii) has had, or could reasonably be expected to have, individually

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or in the aggregate, a Material Adverse Effect, (b) of receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) of receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) of any actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relates to the consummation of the transactions contemplated by this Agreement. Acquiror’s receipt of information pursuant to this Section 6.12 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Schedules to this Agreement unless also delivered pursuant to Section 6.11.
6.13.    Indemnification of Directors and Officers; Insurance.
(a)    For a period of six (6) years after the Effective Time, unless otherwise required by applicable Legal Requirements, Acquiror shall cause the Organizational Documents of the Surviving Corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of, and advancement of expenses to, directors, officers, employees and agents than are set forth in the Organizational Documents of the Company as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6)−year period, such provisions shall not be modified in a manner adverse to such individual until the final disposition of any such claims. Acquiror shall cause the Surviving Corporation to indemnify, and advance expenses to, each present and former director, officer, employee, agent or employee benefit plan fiduciary (a “Surviving Corporation Indemnified Person”) of the Company (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the Organizational Documents of the Company, any indemnification agreement set forth on Schedule 6.13(a) or under applicable Legal Requirements, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether a Surviving Corporation Indemnified Person’s conduct complies with the standards set forth under the applicable Legal Requirements, the Organizational Documents of the Company, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Surviving Corporation Indemnified Person and Acquiror. Without limiting the generality of the preceding sentence, if any Surviving Corporation Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.13(a) after the Effective Time, Acquiror shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Surviving Corporation Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Surviving Corporation Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non−appealable determination of a court of competent jurisdiction that such Surviving Corporation Indemnified Person is not entitled thereto under the KGCC or other applicable Legal Requirements with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 6.13(a), neither Acquiror nor the Surviving Corporation (i) shall be liable for any settlement entered into by a Surviving Corporation Indemnified Person without Acquiror’s prior written consent (which consent shall not be unreasonably withheld or delayed), or (ii) shall have any obligation hereunder to any Surviving Corporation Indemnified Person to the extent that a court of competent jurisdiction shall determine

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in a final and non−appealable order that such indemnification is prohibited by applicable Legal Requirements. Any Surviving Corporation Indemnified Person wishing to claim indemnification under this Section 6.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror and the Surviving Corporation of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of Acquiror and the Surviving Corporation except to the extent such failure to notify materially prejudices their ability to defend such claim, action, suit, proceeding or investigation.
(b)    At the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Company’s officers and directors as direct beneficiaries with a claims period of at least six (6) years from the Closing Date in an amount and scope customary for companies similar in size and nature of operations to the Company with respect to matters existing or occurring at or prior to the Closing Date.
(c)    The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Surviving Corporation Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Acquiror, the Company and the Surviving Corporation and shall not be amended in a manner that is materially adverse to the Surviving Corporation Indemnified Persons (including their successors, assigns and heirs) without the consent of the Surviving Corporation Indemnified Person (including the successors, assigns and heirs) affected thereby. This Section 6.13 shall survive the consummation of the Merger at the Effective Time.
6.14.    Further Actions. From the date hereof until the Closing, each of the Parties shall use commercially reasonable efforts to take such actions as are reasonably necessary to expeditiously satisfy the closing conditions set forth in Section 8 and to consummate the transactions contemplated by this Agreement, including providing assistance to Acquiror in obtaining access to and contacting the Company’s customers, vendors and Employees upon request and pursuant to Section 6.2.
6.15.    Confidentiality. From and after the Closing, the Representative shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its employees, officers, managers, members and beneficiaries to hold, in confidence any and all information, whether written or oral, concerning the Company or the Surviving Corporation, except to the extent that the Representative can show that such information (a) is generally available to and known by the public through no fault of the Representative or any of its Affiliates, employees, officers, managers, members and beneficiaries; or (b) is lawfully acquired by the Representative or any of its Affiliates, employees, officers, managers, members, and beneficiaries from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Representative or any of its Affiliates, employees, officers, managers, members and beneficiaries is compelled to disclose any information by judicial or administrative process or by other Legal Requirements, such Person shall promptly notify Acquiror and the Surviving Corporation in writing and shall disclose only that portion of such information that such Person is advised by its counsel in writing is legally required to be disclosed; provided, that the Representative shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
7.    TAX MATTERS.

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7.1.    S Corporation Status. On or prior to the Closing Date, the Company shall not permit any of the Company Stockholders to revoke the Company’s election to be Taxed as an “S corporation,” or take or allow any action or fail to take any action that would result in the termination of the Company’s status as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code.
7.2.    Section 338(h)(10) Election.
(a)    The Company Stockholders and Acquiror shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Merger.
(b)    To facilitate the Section 338(h)(10) Election, Acquiror shall deliver to the Representative promptly following the date of this Agreement and at least ten (10) days prior to the Closing Date, copies of IRS Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Election Forms”) properly completed to the extent pertaining to Acquiror and the transactions contemplated by this Agreement. Representative shall cause the Election Forms to be properly completed by the Company Stockholders to the extent pertaining to the Company Stockholders and duly executed by each of the Company Stockholders at the Closing. Acquiror shall duly and timely file the Election Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.
(c)    As soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, Acquiror shall provide to the Representative a complete IRS Form 8883. Such Form 8883 shall include the allocation of the “aggregate deemed sales price” among all of the assets of the Company and shall be prepared (i) in a manner consistent with the requirements of Section 338 of the Code and the Treasury Regulations promulgated thereunder, and (ii) otherwise as determined by Acquiror’s independent accountants acting in their capacity as outside auditors based upon an appraisal performed in a customary and reasonable manner of the relative fair market value of each of the assets (or categories of assets) of the Company (the “Final Merger Consideration Allocation”), which Final Merger Consideration Allocation shall be final and binding on the Parties for all purposes of this Agreement (the “Binding Form 8883”). The Final Merger Consideration Allocation shall also be consistent with the methodology set forth on Schedule 7.2(c) for allocating the “aggregate deemed sales price” among all of the assets of the Company, which methodology the Parties hereby agree is consistent with the requirements of Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Parties further agree that any adjustment to the Closing Cash Amount Per Share pursuant to Section 2.9(f) and any other adjustment pursuant to this Agreement to the aggregate consideration paid by Acquiror for the Company Stock shall be allocated to goodwill. Each of Acquiror, the Company, the Representative and the Company Stockholders shall prepare and timely file all Tax Returns consistent with, and shall not take any income Tax position inconsistent with, the Final Merger Consideration Allocation unless otherwise required to do so by applicable Legal Requirement. For the avoidance of doubt, the Company shall attach a copy of the Binding Form 8883 to its final Form 1120S (and corresponding final state S corporation income Tax Returns) filed for the taxable period beginning on January 1, 2014 and ending at the close of the day on the Closing Date.
7.3.    Calculation of Tax Liabilities. For purposes of calculating the Net Working Capital under Section 2.9 and for purposes of allocating responsibility for Taxes of the Company between the Company

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Stockholders, on the one hand, and the Acquiror, on the other hand, all Taxes of the Company (including, without limitation, any liability of the Company for Taxes as a member of any affiliated, unitary or combined group, as a transferee or successor, or pursuant to any contractual obligation) attributable to any taxable periods ending on or before the Closing Date and the portion through the end of the day on the Closing Date for any Straddle Period (as defined below) (a “Pre-Closing Tax Period”) shall be the responsibility of the Company Stockholders to the extent not included as Current Liabilities. With respect to any Taxable Period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”), the Taxes of the Company attributable to the Pre-Closing Tax Period shall be (a) in the case of a Tax that is not based on net income, gross income, margin, sales, use, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such Straddle Period, and (b) in the case of a Tax that is based on any of net income, gross income, margin, sales, use, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such Pre-Closing Tax Period were a separate Taxable Period. For the avoidance of doubt, (i) pursuant to Treasury Regulations Section 1.338(h)(10)-1(d)(3)(i), the Company’s status as an S corporation for federal and applicable state income tax purposes will continue through the close of the day on the Closing Date and (ii) pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A), the taxable year of the Company for federal and applicable state income tax purposes beginning on January 1, 2014 will end at the close of the day on the Closing Date.
7.4.    Preparation of Tax Returns. Other than as contemplated in the Special Indemnity Side Letter, the Representative shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all income Tax Returns required to be filed for the Company for all taxable periods ending on or before the Closing Date (each such Tax Return relating to income Taxes being a “Final Income Tax Return”) including, without limitation, final S corporation income Tax Returns for federal and applicable state income tax purposes for the period beginning on January 1, 2014 and ending at the close of the day on the Closing Date. Such Final Income Tax Returns shall be prepared in accordance with applicable Legal Requirements and consistent with past practices of the Company to the extent that they were so compliant. The Company or the Representative, as applicable, shall permit Acquiror (i) to review and approve each such Final Income Tax Return during a reasonable period prior to filing (it being understood that no such Tax Return shall be filed without Acquiror’s prior written approval), such approval not to be unreasonably withheld, conditioned or delayed and (ii) to reasonably determine whether such Final Income Tax Returns constitute all of the Final Income Tax Returns required by applicable Legal Requirements. Notwithstanding the foregoing, the Parties agree that (i) provided the “net recognized built-in gain” (within the meaning of Section 1374 of the Code) reflected on the Company’s federal Final Income Tax Return for the period beginning January 1, 2014 and ending at the close of the day on the Closing Date is calculated using the Appraisal and in a manner consistent with the methodology set forth on Schedule 8.1(s), such federal Final Income Tax Return shall not be subject to Acquiror’s prior written approval (but shall be subject to comment by Acquiror, which comments shall be considered in good faith by the Representative and the preparers of such Final Income Tax Return) and (ii) the Company on its Final Income Tax Returns may treat any deferred income or unearned income liabilities that are included in Current Liabilities under this Agreement as a deemed payment of a trade or business expense under Section 162 of the Code. In the event Acquiror reasonably determines that one or more additional Final Income Tax returns are required by applicable Legal Requirements to be filed, the Parties shall cooperate in the timely preparation and filing of such Tax Returns. To the extent any such Final Income Tax Return reflects (i) a Company Tax liability with respect to the “net recognized built-in gain” (within the meaning of Section 1374 of the Code and corresponding provisions of applicable state and local tax Legal Requirements) resulting from the Section 338(h)(10) Election or (ii) income Tax withholding required by the Company with respect to income allocable to the Company Stockholders, Acquiror and the Representative shall cooperate with one another regarding the payment of such Tax liability, with the Acquiror responsible

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for any such Tax liability to the extent it was taken into account as a Current Liability on the Estimated Closing Balance Sheet for purposes of calculating Net Working Capital and the Company Stockholders responsible for any such Tax liability to the extent it was not taken account as a Current Liability on the Estimated Closing Balance Sheet for purposes of calculating Net Working Capital. Except for such Final Income Tax Returns, Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company required to be filed after the Closing Date. However, to the extent such Tax Returns include any Straddle Period, Acquiror shall permit the Representative to review and approve each such Tax Return during a reasonable period prior to filing (it being understood that no such Tax Return shall be filed without the Representative’s prior written approval), such approval not to be unreasonably withheld, conditioned or delayed. Any disputed items with respect to the preparation of Final Income Tax Returns shall be referred for timely resolution by the Independent Accountant (the costs of the Independent Accountant shall be paid in accordance with Section 2.9(b)), whose determination shall be final, binding and conclusive as to Acquiror, the Representative and their respective Affiliates and the Company Stockholders. Except as otherwise provided in this Section 7.4 or the Special Indemnity Side Letter, none of Acquiror, the Company, or the Surviving Corporation shall file any new Tax Returns or amend any previously filed Tax Returns of the Company attributable to any Pre-Closing Tax Period without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), unless any such new Tax Return or amended Tax Return is required to be filed because of applicable Legal Requirements.
7.5.    Refunds. Unless otherwise required by applicable Legal Requirements, no amended Tax Return, claim for refund or other Tax-related filing on behalf of the Company may be filed by any Company Stockholder or the Representative without the prior written consent of the Acquiror (such consent not to be unreasonably withheld, conditioned or delayed). In the event any such amended Tax Return or claim for refund results in a refund of Taxes of the Company for any Pre-Closing Tax Period, Acquiror shall pay (or cause to be paid) to the Representative for the benefit of the Company Stockholders any such refund (net of any Taxes incurred in connection with the receipt of such refund and net of any out-of-pocket expenses incurred by Acquiror or the Company in connection with such amended Tax Return or refund claim) relating to Taxes of the Company with respect to Taxable Periods (or portions thereof) ending on or before the Closing Date, but only to the extent (i) such refund was not taken into account in calculating Net Working Capital under Section 2.9 and (ii) such refund is not the result of the carryback of any Tax attribute of the Company from any period after the Closing Date. Any payments required to be made under this Section 7.5 shall be made in readily available funds within five (5) Business Days after the receipt of the Tax refund.
7.6.    Tax Cooperation. The Representative and Acquiror shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company, its assets or business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Tax authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Representative and Acquiror shall cooperate with each other in good faith in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Company, its assets or business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The Representative and Acquiror shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Company for all Pre-Closing Tax Periods and for any Straddle Period until the later of (a) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions, and (b) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Representative or Acquiror shall dispose of any such documents in its possession (or in the possession of its Affiliates), the

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other party shall be given an opportunity, after ninety (90) calendar days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this provision shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES TO CLOSE.
8.1.    Conditions Precedent to Obligations of Acquiror and Merger Sub to Close.  The obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Acquiror for purposes of consummating such transactions:
(a)    Representations and Warranties.  Other than the Fundamental Representations and Warranties of the Company, all representations and warranties of the Company contained in this Agreement (disregarding any of the Company qualifications regarding materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only), except to the extent that the failure of such representations and warranties of the Company contained in this Agreement to be true and correct, individually or in the aggregate, at and as of the Closing (or in respect of any such representation or warranty that is expressly made as of a specified date, as of such date only) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations and Warranties of the Company shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date.
(b)    Covenants and Conditions.  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing; provided, however, that with respect to covenants and agreements that are qualified by materiality or Material Adverse Effect, the Company shall have performed such covenants or agreements, as qualified, in all respects.
(c)    No Injunction, Etc.  There shall not be in effect a Governmental Order or other third party claim pending or threatened in writing prohibiting or otherwise restricting the consummation of the transactions contemplated by this Agreement or causing, or that would reasonably be expected to cause, any of the transactions contemplated by this Agreement to be rescinded following the Closing Date.
(d)    Third Party Consents.  The Company shall have obtained and delivered to Acquiror the Third Party Consents set forth on Schedule 8.1(d).
(e)    HSR.  All filings under the HSR Act shall have been made and the applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.
(f)    Deliveries.  The Company shall have made or stand willing and able to make all the deliveries to Acquiror set forth in Section 9.1.

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(g)    No Material Adverse Effect.  Since the date hereof, no Material Adverse Effect shall have occurred.
(h)    Releases.  The Company shall have delivered all instruments and documents necessary to release any and all Liens (other than Permitted Encumbrances) on the Company’s assets and other property including appropriate UCC financing statement amendments (termination statements).
(i)    Interim Financials. The Company shall have delivered the Interim Financial Statements required to be delivered pursuant to Section 6.8.
(j)    Internal Company Work. The Company shall have delivered to Acquiror the Internal Company Work required to be delivered pursuant to Section 6.8.
(k)    Resignations. The Company shall have delivered resignations of its directors and officers effective at Closing.
(l)    Dissenting Shares.  As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed five percent (5%) of the Fully-Diluted Company Stock.
(m)    Stockholder Approval. The Company shall have delivered executed counterpart signature pages to the Stockholder Agreement from all holders of the Fully-Diluted Company Stock.
(n)    338 Election. Acquiror shall have received IRS Form 8023 and any comparable state, local or foreign Tax forms fully executed by or on behalf of each Company Stockholder.
(o)    Data Security Incident. Since the date hereof, no material loss or material unauthorized exposure of Critical Data shall have occurred.
(p)    Ellucian. The Strategic Relationship Agreement dated March 4, 2013, between the Company and Ellucian Company L.P. shall be in full force and effect (subject to expiration at the end of its current term) and shall be legal, valid, binding and enforceable upon the Company and, to the Knowledge of the Company, Ellucian Company L.P. in accordance with its terms, subject to the Enforceability Exceptions.
(q)    Customers. Between the date hereof and the Closing Date, the Company shall not have had a “Net Loss of Customer Annual Revenue” in excess of $2,000,000. As used herein, the “Net Loss of Customer Annual Revenue” shall mean the difference of (i) the Company’s annual revenue on a trailing twelve (12) month basis from customers that shall have (A) ceased doing business with the Company, or (B) other than customers that are actively engaged in negotiations with the Company to continue their purchase of Company Products or Services, given written notice of an intent to cease doing business with the Company, minus (ii) the Company’s reasonable projected annual revenue for the following twelve (12) months from customers that were not customers of the Company on the date hereof.
(r)    Valuation. Acquiror shall have received an appraisal performed by Stern Brothers, or another qualified appraisal firm reasonably acceptable to Acquiror, of the value of all of the assets of the Company as of January 1, 2007 (the “Appraisal”).

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(s)    Built-in Gain. An estimated amount of the total federal, state and local Taxes due from the Company on the “net recognized built-in gain” (within the meaning of Section 1374 of the Code and corresponding provisions of applicable state and local Tax Legal Requirements) resulting from the Section 338(h)(10) Election shall have been calculated using the Appraisal and the methodology for calculating such Taxes illustrated by Schedule 8.1(s).
8.2.    Conditions Precedent to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by the Company for purposes of consummating such transactions:
(a)    Representations and Warranties.  Other than the Fundamental Representations and Warranties of Acquiror, all representations and warranties of Acquiror and Merger Sub contained in this Agreement (disregarding any qualifications regarding materiality) shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such date only). The Fundamental Representations and Warranties of Acquiror shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date.
(b)    Covenants and Conditions.  Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each such party prior to or at the Closing; provided, that, with respect to covenants and agreements that are qualified by materiality, Acquiror and Merger Sub shall have performed such covenants and agreements, as so qualified, in all respects.
(c)    No Injunction.  There shall not be in effect a Governmental Order or other third party claim pending or threatened in writing prohibiting or otherwise restricting the consummation of the transactions contemplated by this Agreement or causing, or that would reasonably be expected to cause, any of the transactions contemplated by this Agreement to be rescinded following the Closing Date.
(d)    HSR.  All filings under the HSR Act shall have been made and the applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.
(e)    Deliveries.  Acquiror and Merger Sub shall have made or stand willing and able to make all the deliveries set forth in Section 9.2.
9.    CLOSING DELIVERIES.
9.1.    Deliveries by the Company.  Prior to or on the Closing Date, the Company shall deliver to Acquiror the following, in form and substance reasonably satisfactory to Acquiror and its counsel:
(a)    Certificate of Merger. The Certificate of Merger, duly executed by the Company and recorded and certified as filed by the Secretary of State of the States of Kansas and Delaware;
(b)    Estimated Closing Statement. The Estimated Closing Statement, duly executed by the Company and the Representative;

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(c)    Third Party Consents.  Copies of the Third Party Consents set forth on Schedule 8.1(d) and any other Third Party Consents or approvals under, or notices with respect to, Material Contracts and Licenses received prior to Closing;
(d)    Officer’s Certificate.  A certificate of an authorized signatory of the Company, given by such signatory on behalf of the Company and not in such signatory’s individual capacity: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors and the Company Stockholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of the person signing this Agreement on behalf of the Company;
(e)    Representative Certificate. A certificate of the manager of the Representative, given by such signatory on behalf of the Representative and not in such signatory’s individual capacity, certifying as to the incumbency of the person signing this Agreement on behalf of the Representative (the “Representative Certificate”);
(f)    Bring-Down Certificate.  A certificate, executed by a duly authorized signatory of the Company, without personal liability, certifying that the conditions set forth in Sections 8.1(a), and 8.1(b) have been satisfied;
(g)    Lien Releases.  Releases of all Liens affecting any of the Company’s assets or other property, except for Permitted Encumbrances;
(h)    Escrow Agreement. The Escrow Agreement, duly executed by the Representative and the Escrow Agent;
(i)    Employment Agreements. The Employment Agreements for Daniel J. Toughey, John F. Murphy, Dean R. Vermeire and Keith Grabill, duly executed by the parties thereto other than Acquiror on behalf of the Surviving Corporation;
(j)    Amendment of Real Property Lease. An amendment to the lease agreement for the Company’s office at 15520 College Blvd., Lenexa, Kanas 66219, duly executed by the Company and Edelweiss Development Limited Company, in the form attached hereto as Exhibit G;
(k)    FIRPTA. A certificate, dated as of the Closing Date, certifying to the effect that the Company is not a foreign person within the meaning of Treasury Regulation Section 1.1445 -2 (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)).
(l)    Litigation Side Letter. A letter agreement between Acquiror and the Representative regarding the Litigation in form and substance mutually agreed upon by the Parties (the “Litigation Side Letter”), duly executed by the Representative;
(m)    Special Indemnity Side Letter. A letter agreement between Acquiror and the Representative regarding the Special Escrow Amount in form and substance mutually agreed upon by the Parties (the “Special Indemnity Side Letter”), duly executed by the Representative; and
(n)    Other Items. Such other material documents or instruments as may be reasonably requested by Acquiror or Merger Sub in connection with consummation of the transactions contemplated by this Agreement.

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9.2.    Deliveries by Acquiror.  Prior to or on the Closing Date, Acquiror shall deliver to Representative the following, in form and substance reasonably satisfactory to Representative:
(a)    Certificate of Merger. The Certificate of Merger, duly executed by Merger Sub and recorded and certified as filed by the Secretary of State of the States of Kansas and Delaware;
(b)    Estimated Closing Statement. The Estimated Closing Statement, duly executed by Acquiror and Merger Sub;
(c)    Officer’s Certificates.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Acquiror and Merger Sub, without personal liability:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the governing bodies of each of Acquiror and Merger Sub, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of the person signing this Agreement on behalf of each of Acquiror and Merger Sub;
(d)    Bring-Down Certificates.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Acquiror and Merger Sub, certifying, without personal liability, that the conditions set forth in Sections 8.2(a) and 8.2(b) are satisfied;
(e)    Escrow Agreement.  The Escrow Agreement, duly executed by Acquiror;
(f)    Employment Agreements. The Employment Agreements, duly executed by Acquiror on behalf of the Surviving Corporation;
(g)    Litigation Side Letter. The Litigation Side Letter, duly executed by Acquiror;
(h)    Special Indemnity Side Letter. The Special Indemnity Side Letter, duly executed by Acquiror; and
(i)    Other Items. Such other material documents or instruments as may be reasonably requested by the Representative in connection with consummation of the transactions contemplated by this Agreement.
10.    TERMINATION.
10.1.    Method of Termination.  This Agreement may be terminated or abandoned only as follows:
(a)    by the mutual written agreement of Acquiror and the Company;
(b)    by Acquiror, at any time, provided that Acquiror is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if the Company breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1(a), Section 8.1(b), Section 8.1(f), Section 8.1(l), Section 8.1(m) or Section 8.1(o) if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of the Company, such breach has not been cured by thirty (30) days following the Company’s

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receipt of written notice thereof (such 30-day period, the “Company’s Cure Period”) or waived by Acquiror;
(c)    by the Company, at any time, provided that it is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Acquiror or Merger Sub breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), or Section 8.2(e) if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of Acquiror or Merger Sub, such breach has not been substantially cured by thirty (30) days following such party’s receipt of written notice thereof (such 30-day period, “Acquiror’s Cure Period”) or waived by the Company;
(d)    by Acquiror after four (4) months from the date of this Agreement, plus the unexpired portion of the Company’s Cure Period plus one day if any of the conditions set forth in Section 8.1 hereof to which the obligations of Acquiror or Merger Sub are subject have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or nonfulfillment of any covenant or agreement by Acquiror or Merger Sub contained in this Agreement; or
(e)    by the Company after four (4) months from the date of this agreement plus the unexpired portion of Acquiror’s Cure Period plus one day, if any of the conditions set forth in Section 8.2 hereof to which the obligations of the Company are subject have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or nonfulfillment of any covenant or agreement by the Company contained in this Agreement.
10.2.    Rights Upon Termination.
(a)    In the event of a termination of this Agreement pursuant to Section 10.1(a), Section 10.1(d) or Section 10.1(e) hereof, each Party shall pay the costs and expenses incurred by it in connection with this Agreement, and no Party (or any of its officers, directors, employees, agents, representatives or Member) shall be liable to any other Party for any cost, expense, damage or loss hereunder.
(b)    In the event of a termination of this Agreement by Acquiror pursuant to Section 10.1(b) hereof, Acquiror shall have the right to pursue any legal or equitable remedies for breach of contract or otherwise.
(c)    In the event of a termination of this Agreement by the Company pursuant to Section 10.1(c), the Company shall have the right to pursue any legal or equitable remedies for breach of contract or otherwise.
10.3.    Section 10.2 and Article 12 survive termination of the Agreement.
11.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
11.1.    Survival of Representations and Warranties.  All of the Parties’ representations and warranties contained in this Agreement shall survive the Closing until, and shall terminate on, the twelve (12) month anniversary of the Closing Date (the “Survival Termination Date”); provided, however, that the

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Survival Termination Date shall not apply to the representations and warranties set forth in Section 4.1 (Organization; Authority), Section 4.3 (Authorization; Enforceability), Section 4.5 (Capitalization), Section 4.9 (Taxes), or Section 4.19 (No Broker), Section 5.1 (Organization, Standing and Authority), Section 5.2 (Authorization and Binding Obligation) and Section 5.6 (No Broker) (the “Fundamental Representations and Warranties”), or Section 4.11(b) (Compliance with Laws). The representations and warranties in (a) Section 4.1 (Organization; Authority), Section 4.3 (Authorization; Enforceability), Section 4.5 (Capitalization), Section 5.1 (Organization, Standing and Authority) and Section 5.2 (Authorization and Binding Obligation) shall survive indefinitely, (b) Section 4.9 (Taxes), Section 4.19 (No Broker) and Section 5.6 (No Broker) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof) plus sixty (60) days, and (c) Section 4.11(b) (Compliance with Laws) shall survive until the three (3) year anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive indefinitely or for the period explicitly specified therein. No claim for indemnification hereunder for breach of any representation or warranty may be made after the expiration of the survival period set forth in this Section 11.1, provided that any claim that is made prior to the Survival Termination Date or, with respect to claims for Losses resulting from breaches of the Fundamental Representations and Warranties, the later applicable expiration date, shall be deemed timely made even if such claim continues beyond the Survival Termination Date or such later applicable expiration date. No claim for indemnification under Section 11.2(a)(iv) may be made after the date that is eighteen (18) months immediately following the Closing Date, and no claim for indemnification under Section 11.2(a)(viii) may be made after the date that is twenty-four (24) months immediately following the Closing Date, provided that any claim that is made prior to the applicable expiration date set forth in this sentence shall be deemed timely made even if such claim continues beyond such applicable expiration date. Without limiting the generality of the foregoing, it is the specific intention of the parties that the Survival Termination Date and each later applicable expiration date, as applicable to a particular claim in accordance with the above, constitutes a limitation of and modification of the statute of limitations time period otherwise applicable to any such claim arising under this Agreement.
11.2.    Indemnification Rights of Acquiror.
(a)    After the Closing, Acquiror, its Affiliates and any of their respective employees, officers, managers, directors, stockholders, members, advisers, representatives and Affiliates (collectively, the “Acquiror Indemnitees”) shall be entitled to be indemnified and held harmless by the Company Stockholders pro rata solely to the extent of each Company Stockholder’s Pro Rata Share from and against all liability, loss, damage, claim, action, judgment, injury, settlement, Tax, deficiency, award, fine, interest and penalty and all costs and expenses (including reasonable counsel fees and costs and expenses of any suit related thereto or relating to investigating, preparing, defending against, prosecuting or settling any such suit) of any kind or character (collectively, “Losses”) suffered or incurred by the Acquiror Indemnitees arising from:
(i)    any breach of any representation or warranty of the Company contained in this Agreement or any Transaction Document to which it is a party;
(ii)    any failure by the Company to perform or observe any covenant or agreement of the Company in this Agreement or any Transaction Document to which it is a party to be performed by the Company at or prior to the Effective Time;
(iii)    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

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(iv)    any Company Debt, Company Bonus or Company Merger Expenses to the extent not taken into account in calculating the Net Working Capital;
(v)    any Losses suffered by Acquiror resulting from, arising out of, relating to or caused by any acts of the Representative without due authorization of the Company Stockholders, in violation of its Organizational Documents or in violation of a contractual or fiduciary duty to the Company Stockholders;
(vi)    (A) all Taxes of the Company (including, without limitation, any liability of the Company for Taxes as a member of an affiliated, unitary or combined group, as a transferee or successor, or pursuant to any contractual obligation) attributable to any Pre-Closing Tax Period to the extent not taken into account in calculating the Net Working Capital, (B) all Taxes of the Company in any way arising out of or resulting from the Section 338(h)(10) Election (including, without limitation, Taxes on “net recognized built-in gain” (within the meaning of Section 1374 of the Code and corresponding provisions of applicable state and local Tax Legal Requirements) to the extent not taken into account in calculating the Net Working Capital), other than 50% of any Transfer Taxes and (C) all Taxes flowing through to the Company Stockholders as shareholders of an “S corporation” for all Pre-Closing Tax Periods;
(vii)    any Losses suffered by Acquiror resulting from the matters disclosed on Schedule 4.10 as pending against the Company (the “Litigation”); and
(viii)    any Losses suffered by Acquiror resulting from the matters disclosed on Item 2 of Schedule 4.11.
(b)    The Acquiror Indemnitees will not be entitled to be indemnified under Section 11.2(a)(i) until the aggregate amount of the Losses of the Acquiror Indemnitees exceed Two Million Eight Hundred Twelve Thousand Five Hundred Dollars ($2,812,500.00) (the “Deductible Amount”). If the aggregate amount of the Losses under Section 11.2(a)(i) exceed the Deductible Amount, then Acquiror shall be entitled to be indemnified only for such Losses in excess of the Deductible Amount. Notwithstanding the foregoing, the Deductible Amount will not apply to indemnified Losses resulting from breaches of the Fundamental Representations and Warranties of the Company or the representations and warranties of the Company set forth in Section 4.11(b), and no such Losses shall be counted in determining whether the Deductible Amount has been exceeded or met.
(c)    The aggregate amount of all Losses for which the Company Stockholders may be liable pursuant to Section 11.2(a)(i), Section 11.2(a)(vii) and Section 11.2(a)(viii) shall not exceed Nine Million Three Hundred Seventy Five Thousand and 00/100 Dollars ($9,375,000.00) (the “Cap”); provided, however, that the aggregate amount of all Losses for which the Company Stockholders may be liable pursuant to Section 11.2(a)(vii) shall not exceed Five Million Six Hundred Twenty Five Thousand Dollars ($5,625,000.00) (the “Litigation Cap”) (for the avoidance of doubt, the Litigation Cap is a subset of and included within the Cap and is not in addition to the Cap); further provided, however, the Cap will not apply to Losses resulting from breaches of the Fundamental Representations and Warranties of the Company, and no such Losses shall be counted in determining whether the Cap has been exceeded or met. Notwithstanding the prior sentence or anything to the contrary set forth in this Agreement, the aggregate amount of all Losses for which the Company Stockholders may be liable pursuant to this Section 11 shall not exceed fifty percent (50%) of the Base Merger Consideration.

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(d)    Any indemnification payment to be made by the Company Stockholders to Acquiror pursuant to Section 11.2(a) (as limited by Section 11.2(c)) shall be paid (i) first, from the Indemnity Escrow Amount, or, to the extent permitted by this Agreement or the Special Indemnity Side Letter, the Special Escrow Amount, and (ii) second, to the extent such Losses exceed the amounts available to Acquiror in the Indemnity Escrow Fund and the Special Escrow Fund, from the Company Stockholders pro rata solely to the extent of each Company Stockholder’s Pro Rata Share (i.e., each Company Stockholder will be liable solely for its Pro Rata Share of such excess Losses).
(e)    For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of the Company shall not be deemed qualified by any references to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
11.3.    Indemnification Rights of the Company Stockholders and the Representative. After the Closing, the Company Stockholders and the Representative and any of their affiliates, advisers and representatives (collectively, the “Company Indemnitees”) shall be entitled to be indemnified and held harmless by Acquiror from and against all Losses suffered or incurred by the Company Indemnitees arising from (a) any breach of any representation or warranty of Acquiror or Merger Sub contained in this Agreement or any Transaction Document to which Acquiror or Merger Sub is a party, (b) any failure to perform or observe any covenant or agreement of Acquiror or Merger Sub contained in this Agreement or any Transaction Document to which Acquiror or Merger Sub is a party, or (c) any failure to perform or observe any covenant or agreement of the Company in this Agreement or any Transaction Document to which it is a party to be performed entirely by the Surviving Corporation after the Effective Time.
11.4.    Third Party Claims. Except as set forth in the Special Indemnity Side Letter or the Litigation Side Letter, any Person making a claim for indemnification under Section 11.2 or Section 11.3 (the “Claimant”) shall promptly give notice to the Representative (if any Acquiror Indemnitee is the Claimant) or Acquiror (if any Company Indemnitee is the Claimant) (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof. The failure to give such written notice shall not, however, relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor is prejudiced by reason of such failure. Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to Claimant’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Claimant to be the lead counsel in connection with such defense; provided, that, such Indemnitor shall not have the right to defend or direct the defense of any such claim that principally seeks an injunction or other equitable relief against the Claimant. If at any time after assuming the defense of any such claim, the Indemnitor determines in good faith that it is not obligated to indemnify the Claimant with respect to such claim, the Indemnitor may, or upon the demand of the Claimant, shall, turn over the defense of the claim to the Claimant; provided, however, that in the event that the Indemnitor does not turn over the defense of the claim to the Claimant, the Indemnitor will indemnify the Claimant from and against the entirety of any Losses the Claimant may suffer based upon, arising from or relating to the claim. The Claimant shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at the Claimant’s expense; provided, that, if in the reasonable opinion of counsel to the Claimant there exists a conflict of interest between the Indemnitor and the Claimant that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of counsel to the Claimant in each jurisdiction for which the Claimant determines counsel is required. If the Indemnitor elects not to defend a third party claim, fails to promptly notify the Claimant in writing of its election to defend as provided in this Agreement or fails to diligently prosecute

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the defense of such third party claim, the Claimant may, subject to this Section 11.4, pay, compromise, defend such third party claim and seek indemnification for any and all Losses based upon, arising from or relating to such third party claim. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Claimant (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Claimant or if such settlement does not expressly and unconditionally release the Claimant from all liabilities and obligations with respect to such claim, without prejudice. If the Claimant shall control the defense of any such claim pursuant to this Section 11.4 then the Claimant shall be entitled to settle such claim; provided, that, so long as the Indemnitor is obligated to indemnify the Claimant for Losses based upon, arising from or relating to such claim pursuant to this Article 11, the Claimant shall obtain the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim. The Representative (on behalf of the Company Stockholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Acquiror is seeking indemnification under Section 11.2. If the Indemnitor makes any payment on any claim pursuant to Section 11.2, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Claimant to any insurance benefits of the Claimant with respect to such claim. Notwithstanding the foregoing, the Parties agree that the procedures applicable to the Litigation are as set forth in the Litigation Side Letter and the procedures relating to certain claims pursuant to Section 11.2(a)(vi) are as set forth in the Special Indemnity Side Letter.
11.5.    Additional Limitations. The amount of any Loss subject to indemnification under Section 11.2 or Section 11.3 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Claimant from any third party with respect thereto, provided that (a) the Claimant shall have no obligation to seek recovery under any insurance policy issued to the Claimant or any of its Affiliates (other than those issued with respect to the Company), (b) amounts actually recovered by the Claimant under any insurance policy with respect to such Loss shall be net of the cost of collection thereof and net of the cost of increased premiums attributable to the claims associated with such recoveries, (c) any obligation to seek insurance coverage shall not apply to any self-insurance programs or policies, (d) no Party, under any circumstances, shall be obligated to pursue litigation against the applicable insurer or other third party, and (e) no party will pursue litigation against any customer or supplier of the Surviving Corporation (provided, however, that a Party shall take such steps as may be reasonably required to provide the other Party with the right of subrogation to pursue any insurance coverage or other third party reimbursements for third party claims, upon such other Party’s request and at such other Party’s sole cost and expense). In the event that an insurance or other recovery is made by any Claimant with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any associated costs) shall be made promptly to the Representative, on behalf of the Company Stockholders or Acquiror, as applicable. In no event shall any Person be entitled to recover or make a claim under Section 11.2 or Section 11.3 for any amounts in respect of consequential or punitive damages.
11.6.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Merger Consideration for Tax purposes, unless otherwise required by law.
11.7.    Sole Remedy.  After the Closing, the indemnification relief afforded by the provisions of this Article 11, the Litigation Side Letter and the Special Indemnity Side Letter and the equitable remedies permitted by Section 12.11 shall be the sole and exclusive remedy of a Claimant for matters arising under this Agreement and the performance hereof other than claims arising from fraud on the part of a Party hereto

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in connection with the transactions contemplated by this Agreement, whether for tort, breach of contract or otherwise, and by agreeing to such provisions, the Parties are deemed to have made an election of remedies in favor of indemnification in lieu of other remedies.  After the Closing, Acquiror may not avoid the limitations on liability set forth in this Article 11 by seeking damages for breach of contract except in the case of fraud; provided, however, that nothing in this Section 11.7 shall limit any Person’s right to seek and obtain any equitable or legal relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud. Notwithstanding anything to the contrary in this Agreement, a Party’s right to seek any remedy on account of any Party’s fraud, whether for tort, breach of contract or otherwise and whether based on the representations and warranties contained herein, the other covenants, agreements or provisions contained herein or otherwise, shall not be limited by the Survival Termination Date, shall not be shall not be subject to the Deductible Amount or the Cap and shall not be used in calculating whether the Deductible Amount or Cap has been met.
12.    MISCELLANEOUS.
12.1.    Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing; (b) delivered by personal delivery, facsimile transmission (with telephonic confirmation) or sent by commercial delivery service or certified mail, return receipt requested; (c) deemed to have been given on the date of personal delivery, facsimile transmission (with telephonic confirmation) or the date set forth in the records of the delivery service or on the return receipt; and (d) addressed as follows:

If to Acquiror, Merger Sub or, following the Closing, the Surviving Corporation:
Heartland Payment Systems, Inc.
90 Nassau Street, 2nd Floor
Princeton, New Jersey 08542
Attention: Chief Legal Officer
Facsimile: (609) 683-3815
              and with copies (which shall not constitute notice) to:
Womble Carlyle Sandridge & Rice, LLC
8065 Leesburg Pike, Fourth Floor
Vienna, Virginia 22182
Attention: Dean Wayne Rutley, Esq. and Jeffrey A. D. Cohen, Esq.
Facsimile: (703) 918-2267
e-mail: drutley@wcsr.com
jcohen@wcsr.com

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If to the Company or the Representative:
Daniel J. Toughey
President and CEO
TouchNet Information Systems, Inc.
15520 College Boulevard
Lenexa, Kansas 66219

E-mail:	daniel.toughey@touchnet.com

With a copy (which shall not constitute notice) to:
Spencer Fane Britt & Browne LLP 1000 Walnut Street, Suite 1400
Kansas City, MO 64106
Attention: Michael L. McCann
Facsimile: (816) 474-3216
Telephone: (816) 474-8100
mmccann@spencerfane.com

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.1.
12.2.    No Assignment; Benefit and Binding Effect.  No Party may assign this Agreement without the prior written consent of the other Parties, except as expressly permitted in this Section 12.2.  Acquiror may assign this Agreement and its rights and interests herein, subject to the terms of this Agreement (including applicable conditions, limitations and qualifications hereunder): (a) for collateral security purposes to any lender providing financing to Acquiror or its Affiliates for purposes of consummating the transactions contemplated by this Agreement (and any such lender may exercise all or any of the rights and remedies of Acquiror hereunder after the date of this Agreement); (b) to any successor, assignee or designee of the lender that is a purchaser or assignee of the stock or other equity interests in the Company in connection with such lender’s exercise of its rights and remedies under its collateral pledge hereof; and (c) to its Affiliates, so long as Acquiror remains liable for the obligations of Acquiror set forth in this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
12.3.    Governing Law/Consent to Jurisdiction.  This Agreement and the rights of the Parties under it will be governed by and construed in all respects in accordance with the laws of the State of Kansas, without regard to the conflicts of laws principles of such state.  THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE COUNTY OF JOHNSON, STATE OF KANSAS AND OF THE UNITED STATES LOCATED IN THE DISTRICT OF KANSAS FOR THE PURPOSE OF ANY LITIGATION RELATING TO THIS AGREEMENT AND WAIVE ANY OBJECTION THAT THEY AT ANY TIME MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND/OR TO ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE

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SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO ANY OTHER PARTY AT SUCH OTHER PARTY’S ADDRESS SET FORTH ON THE SIGNATURE PAGE HERETO.  IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW.
12.4.    Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR RELATIONSHIPS CREATED UNDER OR BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION OF THIS AGREEMENT WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY.
12.5.    Prevailing Party. In the event any pre-closing litigation or other pre-closing court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by a Party to enforce its rights under this Agreement, other than pursuant to Section 2.9, against another Party, the Party that is the prevailing party in such Proceeding shall be entitled to recover Losses resulting from, arising out of, relating to or caused by the matters being adjudicated at such Proceeding or any remedy permitted by Section 10.2 or 12.11.
12.6.    Entire Agreement.  This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the Parties pursuant hereto collectively represent the entire understanding and agreement among the Parties with respect to the subject matter hereof.  Notwithstanding the foregoing or anything set forth in the Confidentiality Agreement, the Parties agree that the Confidentiality Agreement shall remain in full force and effect until the Closing hereunder and the return or destruction of all of the Evaluation Material (as defined therein) with a certificate certifying to such destruction being delivered to the Parties.  If this Agreement is terminated in accordance with its terms, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.  All schedules and exhibits attached to this Agreement, including the Confidentiality Agreement executed by the Parties in contemplation of this Agreement, shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.  This Agreement supersedes all prior negotiations among the Parties with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by all Parties.
12.7.    Further Assurances.  All Parties covenant that at any time, and from time to time, after the Closing Date, it or they will execute such additional instruments and take such actions as may be reasonably requested by any Party to effect the transactions contemplated by this Agreement.
12.8.    Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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12.9.    Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
12.10.    Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile or electronic transmission shall be deemed to be an original signature.
12.11.    Specific Performance. Each of the Parties to this Agreement acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
12.12.    No Third Party Beneficiaries.  This Agreement constitutes an agreement solely among the Parties, and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any Person (including any employee or former employee of the Company) other than the Parties and their respective successors or permitted assigns or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement, except (a) the Acquiror Indemnitees and the Company Indemnitees, solely with respect to Article 11, (b) the Surviving Corporation Indemnified Persons, solely with respect to Section 6.13, and (c) the Company Stockholders, solely with respect to Section 2.2(b), shall be intended third party beneficiaries.
12.13.    Public Announcement. Upon execution of this Agreement, Acquiror and the Company may issue a press release approved by both parties announcing the Merger. Prior to the publication of such initial and mutually agreed press release, neither Party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law). The Company shall use its reasonable efforts to prevent any such public announcement. After execution of this Agreement, Acquiror may issue such press releases, and make such other public statements regarding the Merger, as it reasonably determines are required under applicable Legal Requirements or regulatory rules (including any listing agreement with any national securities exchange or stock market) or otherwise in the best interest of Acquiror. After execution of this Agreement, the Company shall not issue any press release or make any public statement regarding the Merger or Acquiror or Acquiror’s business without first consulting with Acquiror (including by providing Acquiror the opportunity to review and comment thereon) and obtaining Acquiror’s agreement to such press release or public statement, except as the Company reasonably determines is required by applicable Legal Requirements or after the termination of this Agreement.

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12.14.    Construction.  This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. In this Agreement (a) the headings are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement, (b) the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph, or clause in which the respective word appears, (c) words importing gender include the other gender as appropriate, (d) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (e) unless otherwise stated, references to any Section, Article, Schedule or Exhibit are to such Section or Article of, or Schedule or Exhibit to, this Agreement, (f) the words “include”, “includes”, and “including” are deemed in each case to be followed by the words “without limitation” and (g) the word “shall” denotes a directive and obligation, and not an option. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Disclosure of information included on any disclosure schedule (or portion of any disclosure schedule) shall be considered disclosures for all other disclosure schedules (or other portions of other disclosure schedules) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other disclosure schedules (or other portions of disclosure schedules). In addition, (i) the fact that any disclosure on any schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (ii) disclosure of a particular matter on any schedule shall not be construed to mean that such matter is material or would reasonably be expected to have a Material Adverse Effect.
12.15.    Waiver of Conflicts; Privilege.
(a)    Acknowledgment of Prior Representation. Each of the parties hereto acknowledges and agrees that Spencer Fane Britt & Browne LLP (“Spencer”) has acted as counsel to the Company, the Representative and the Company Stockholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and in that connection not as counsel for any other person, including Acquiror, Merger Sub or the Surviving Corporation.
(b)    Consent to Future Representation. Acquiror and Merger Sub hereby consent and agree to, and agree to cause the Surviving Corporation to consent and agree to, Spencer representing the Representative and/or any of the Company Stockholders (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Acquiror and its Affiliates (including the Surviving Corporation), and even though Spencer may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Acquiror and Merger Sub further consent and agree to, and agree to cause the Surviving Corporation and its Affiliates to consent and agree to, the communication by Spencer to the Seller Parties in connection with any such representation of any fact known to Spencer arising by reason of Spencer’s prior representation of the Company.
(c)    Waiver of Conflicts. In connection with the foregoing, each of Acquiror and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation and its Affiliates to irrevocably waive and not to assert, any conflict of interest arising from or in

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connection with (i) Spencer’s prior representation of the Company and (ii) Spencer’s representation of the Representative and the Company Stockholders prior to and after the Closing.
12.16.    Acknowledgment of Acquiror and Merger Sub. Each of Acquiror and Merger Sub acknowledges that it has relied on the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Schedules (and the Schedules Update) in making its determination to proceed with the transactions contemplated in this Agreement. Each of Acquiror and Merger Sub understands, acknowledges and agrees to the disclaimer set forth in Section 4.26. In connection with the Acquiror’s investigation of the Company, the Acquiror has received certain future projections, including future projected statements of operating revenues and income from operations of the Company and certain future business plan information. Each of the Acquiror and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such future estimates, projections and other forecasts and plans, that each of Acquiror and Merger Sub is familiar with such uncertainties and that each of Acquiror and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all future estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such future estimates, projections and forecasts. Accordingly, each of Acquiror and Merger Sub hereby acknowledges that the Company is not making any representation or warranty with respect to such future estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such future estimates, projections and forecasts, and each of Acquiror and Merger Sub hereby disclaims any reliance on such future estimates, projections and other forecasts and plans.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.
ACQUIROR:

HEARTLAND PAYMENT SYSTEMS, INC.

By:    /s/ Charles H. N. Kallenbach
Name:    Chareles H. N. Kallenbach
Title:    Chief Legal Officer

MERGER SUB:

TITAN MERGER SUB, INC.

By:    /s/ Charles H. N. Kallenbach
Name:    Chareles H. N. Kallenbach
Title:    Chief Legal Officer

THE COMPANY:

TOUCHNET INFORMATION SYSTEMS, INC.

By:    /s/ Daniel J. Toughey
Name:    Daniel J. Toughey
Title:    President and Chief Executive Officer

THE REPRESENTATIVE:

TNSR, LLC

By:    /s/ Bradley Berger
Name:    Bradley Berger
Title:    Manager

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Table of Content
Page

1.	DEFINITIONS.........................................................................................................1

1.1.	Certain Definitions.......................................................................................1

1.2.	Certain Additional Definitions....................................................................10

2.	THE MERGER.......................................................................................................13

2.1.	Effects of the Merger...................................................................................13

2.2.	Conversion of Shares..................................................................................13
2.3. Withholding..................................................................................................15

2.4.	Certain Duties and Responsibilities in connection with the Merger..............15

2.5.	Escrow........................................................................................................15

2.6.	Holdback....................................................................................................16

2.7.	Appointment of Representative.................................................................16

2.8.	Estimated Closing Statement.....................................................................17

2.9.	Post-Closing Working Capital Adjustment................................................18

3.	THE CLOSING......................................................................................................20

3.1.	Closing.......................................................................................................20

3.2.	Closing Transactions..................................................................................20

3.3.	Payments to be Made Following the Closing............................................21

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................21

4.1.	Organization; Authority.............................................................................21

4.2.	Subsidiaries................................................................................................21

4.3.	Authorization; Enforceability....................................................................21

4.4.	No Violation or Conflict............................................................................22

4.5.	Capitalization.............................................................................................23

4.6.	Title to Properties......................................................................................23

4.7.	Real Property.............................................................................................23

4.8.	Contracts....................................................................................................24

4.9.	Taxes..........................................................................................................25

4.10.	Claims and Legal Actions..........................................................................27

4.11.	Compliance with Laws..............................................................................27

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4.12.	Employees and Consultants......................................................................28

4.13.	Employee Benefits....................................................................................29

4.14.	Environmental Matters..............................................................................30

4.15.	Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities..................................................................................................30

4.16.	Intellectual Property..................................................................................33

4.17.	Insurance...................................................................................................37

4.18.	Transactions with Affiliates.......................................................................37

4.19.	No Broker..................................................................................................37

4.20.	Banking Relationships...............................................................................37

4.21.	Customers..................................................................................................37

4.22.	Accounts Receivable..................................................................................37

4.23.	Product or Service Warranties...................................................................38

4.24.	Powers of Attorney....................................................................................38

4.25.	Licenses.....................................................................................................38

4.26.	Disclaimer..................................................................................................38

5.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR...........................38

5.1.	Organization, Standing and Authority.......................................................38

5.2.	Authorization and Binding Obligation......................................................38

5.3.	No Violation or Conflict............................................................................39

5.4.	Availability of Funds.................................................................................39

5.5.	Solvency; Surviving Corporation After the Merger..................................39

5.6.	No Broker..................................................................................................39

6.	COVENANTS OF THE PARTIES.......................................................................39

6.1.	Conduct of the Business............................................................................39

6.2.	Access to Information...............................................................................41

6.3.	Consents....................................................................................................41

6.4.	Expenses....................................................................................................42

6.5.	Payment of Deferred Compensation Awards.............................................42

6.6.	Employee Matters......................................................................................42

6.7.	HSR Act Filing...........................................................................................42

6.8.	Financial Statements...................................................................................43

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6.9.	Benefit Arrangements................................................................................43

6.10.	No Shopping..............................................................................................44

6.11.	Updated Schedules....................................................................................44

6.12.	Notification of Certain Matters.................................................................44

6.13.	Indemnification of Directors and Officers; Insurance...............................45

6.14.	Further Actions..........................................................................................46

6.15.	Confidentiality...........................................................................................46

7.	TAX MATTERS....................................................................................................46

7.1.	S Corporation Status..................................................................................47

7.2.	Section 338(h)(10) Election.......................................................................47

7.3.	Calculation of Tax Liabilities.....................................................................47

7.4.	Preparation of Tax Returns.........................................................................48

7.5.	Refunds......................................................................................................50

7.6.	Tax Cooperation.........................................................................................50

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES TO CLOSE...................................................................................................................50

8.1.	Conditions Precedent to Obligations of Acquiror and Merger Sub to Close..50

8.2.	Conditions Precedent to Obligations of the Company................................52

9.	CLOSING DELIVERIES.......................................................................................52

9.1.	Deliveries by the Company........................................................................52

9.2.	Deliveries by Acquiror...............................................................................54

10.	TERMINATION....................................................................................................54

10.1.	Method of Termination..............................................................................54

10.2.	Rights Upon Termination..........................................................................55

10.3.	Section 10.2 and Article 12 survive termination of the Agreement..........55

11.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION...........................................................................................55

11.1.	Survival of Representations and Warranties.............................................55

11.2.	Indemnification Rights of Acquiror..........................................................56

11.3.	Indemnification Rights of the Company Stockholders and the Representative...........................................................................................58

11.4.	Third Party Claims....................................................................................58

11.5.	Additional Limitations..............................................................................59

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11.6.	Tax Treatment of Indemnification Payments............................................59

11.7.	Sole Remedy.............................................................................................59

12.	MISCELLANEOUS.............................................................................................60

12.1.	Notices......................................................................................................60

12.2.	No Assignment; Benefit and Binding Effect............................................61

12.3.	Governing Law/Consent to Jurisdiction...................................................61

12.4.	Waiver of Jury Trial..................................................................................62

12.5.	Prevailing Party.........................................................................................62

12.6.	Entire Agreement......................................................................................62

12.7.	Further Assurances....................................................................................62

12.8.	Waiver of Compliance; Consents..............................................................62

12.9.	Severability................................................................................................63

12.10.	Counterparts..............................................................................................63

12.11.	Specific Performance................................................................................63

12.12.	No Third Party Beneficiaries....................................................................63

12.13.	Public Announcement...............................................................................63

12.14.	Construction..............................................................................................64

12.15.	Waiver of Conflicts; Privilege...................................................................64

12.16.	Acknowledgment of Acquiror and Merger Sub........................................65

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